  Post-Qualification Offering Circular Amendment No. 1

File No. 024-12384

OFFERING CIRCULAR

This Post-Qualification Offering Circular Amendment No. 1 amends the Offering Statement on Form 1-A of Maptelligent, Inc., a Nevada corporation, as qualified on March 12, 2024, and as may be amended and supplemented from time to time (collectively, the “Offering Circular”) to revise the offering price of the 3,333,333,333 Offered Shares (defined below) in this offering.

Maptelligent, Inc. ®

3,333,333,333 Shares of Common Stock

By this Offering Circular, Maptelligent, Inc., a Nevada corporation, is offering for sale a maximum of 3,333,333,333 shares of its common stock (the “Offered Shares”), at a fixed price of $0.0001-0.0007 per share (to be fixed by post-qualification supplement, within two days of qualification), pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $25,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $5,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 3, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of SEC qualification; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) one year from the date of SEC qualification, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public	Commissions(1)	Proceeds to Company(2)
Common Stock	3,333,333,333	$0.0001-0.0007	$-0-	$333,333-2,333,333

(1)

We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(2)	Does not account for the payment of expenses of this offering estimated at $15,000. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “MAPT” in the OTC Pink marketplace of OTC Link. On March 12, 2024, the closing price of our common stock was $0.00025 per share.

Investing in the Offered Shares is speculative and involves substantial risks. You should purchase Offered Shares only if you can afford a complete loss of your investment. See Risk Factors, beginning on page 3, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to ‘Qualified Purchasers’” (page 17). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Post-Qualification Offering Circular Amendment No. 1 is March 13, 2024.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms “we”, “us” and “our” refer and relate to Maptelligent, Inc., a Nevada corporation, including its subsidiaries.

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Our Company

Maptelligent, Inc. is a web and mobile-based services company. We deliver easy-to-use web and mobile application services for teams to explore, enhance and collaborate on projects using data from multiple systems in a geospatial context, by combining licensed innovative software technologies and available data. Our company’s digital twin solution set provides interconnectivity, automation, and access to real-time data. We enable visibility into information and documents that your teams are managing, so that they can measure progress, understand risks and costs, and communicate seamlessly with stakeholders. We are committed to implementing innovative technology, allowing customers to model their operations and solve today’s complex business problems.

We do not own any of the intellectual property that we include in our software solutions-based services; that is, we are an intermediary, in that we provide access to software and data that we either license from third parties or , to the extent applicable, that is available in the public domain. (See “Risk Factors—Risks Related to Our Intellectual Property”).

By licensing and, then, synthesizing the latest in remote capture technology (LIDAR, Photogrammetry), building information, modelling and location intelligence, our services deliver customized digital twin and Industry 4.0 applications. Our company provides customers a secure web application with a flexible framework on Esri’s ArcGIS Platform technology. This approach provides cost effective, customized solutions, which are tailored to our customers’ unique disparate data and operational requirements. Coupled with cloud interoperability, we deliver an innovative, easy-to-use web-based experience by integrating multiple operations, including asset management, building automation and control, interdisciplinary coordination, scheduling, cost estimating, and integrated construction specifications. (See “Business”).

Offering Summary

Securities Offered	The Offered Shares, 3,333,333,333 shares of common stock, are being offered by our company.

Offering Price Per Share	$0.0001-0.0007 per Offered Share.

Shares Outstanding Before This Offering	792,627,447 shares of common stock issued and outstanding as of the date of this Offering Circular.

Shares Outstanding After This Offering	4,125,960,780 shares of common stock issued and outstanding, assuming a maximum offering hereunder.

Minimum Number of Shares to Be Sold in This Offering	None

Investor Suitability Standards

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors so long as their investment in the Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “MAPT” in the OTC Pink marketplace of OTC Link.

Termination of this Offering

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Use of Proceeds

We will apply the proceeds of this offering for marketing and advertising, software, retirement of indebtedness, research and development, general and administrative expenses and working capital. (See “Use of Proceeds”).

Risk Factors

An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information

Our principal executive offices are located at 2831 St. Rose Parkway, Suite #297, Henderson, Nevada 89052; our telephone number is (415) 990-8141 our corporate website is located at www.maptelligent.com. No information found on our company’s website is part of this Offering Circular.

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Continuing Reporting Requirements Under Regulation A

We are required to file periodic and other reports with the SEC, pursuant to the requirements of Section 13(a) of the Securities Exchange Act of 1934. Our continuing reporting obligations under Regulation A are deemed to be satisfied, as long as we comply with our Section 13(a) reporting requirements.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

There is substantial doubt about the entity's ability to continue as a going concern. Our financial statements have been prepared on a going concern basis which assumes our company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. We had a net loss from operations of $442,110 (unaudited) (with a net profit of $1,113,994 (unaudited)) for the nine months ended September 30, 2023, had an accumulated deficit of $35,586,400 (unaudited) as of such date and had negative working capital of $1,296,876 (unaudited) as of such date. We incurred a net loss from operations of $651,170 (with a net profit of $2,182,100) for the year ended December 31, 2022, and a net loss from operations of $1,196,811 (with a net profit of $90,762,881) for the year ended December 31, 2021. We have incurred overall losses since inception resulting in an accumulated deficit of $36,700,394 as of December 31, 2022, and had negative working capital of $2,583,262 as of December 31, 2022. We anticipate further losses in the development of our business.

The ability to continue as a going concern is dependent upon our company’s generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Our ability to raise additional capital through the future issuances of debt or equity is unknown. The obtainment of additional financing, the successful development of our plan of operations, or our attainment of profitable operations are necessary for us to continue operations. The ability to resolve these factors successfully raises substantial doubt about our company's ability to continue as a going concern. Our financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

We have not generated revenues from sales of our software solutions, have never earned a profit from our operations, have experienced ongoing losses and expect to continue to incur net losses for the near term. We have not generated revenues from sales of our software solutions and do not expect to achieve any revenues until at least the third quarter of 2024. Unless we establish substantial sales in the near future, we will continue to incur net losses in the near term, and we may never be able to achieve profitability. We cannot be certain that our business will ever be successful or that we will generate revenues and become profitable. As a result, an investment in our company is highly speculative and no assurance can be given that our business model will be successful and, therefore, that our stockholders will realize any return on their investment or that they will not lose their entire investment.

Raising capital may be difficult as a result of our history of losses and limited operating history in our current stage of development. When making investment decisions, investors typically look at a company’s management, earnings and historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our history of losses and relatively limited operating history in our current stage of development makes such evaluation, as well as any estimation of our future performance, substantially more difficult. As a result, investors may be unwilling to invest in us or on terms or conditions which are acceptable. If we are unable to secure additional financing, we may need to materially scale back our business plan and/or operations or cease operations altogether.

We have a limited operating history as a company and may not be able to effectively operate our business. Our limited staff and operating history mean that there is a high degree of uncertainty regarding our ability to:

•	market and sell our software solutions;
•	identify, hire, and retain the needed personnel to implement our business plan and sell our software solutions;
•	manage our growth and/or successfully scale our business; or
•	respond to competition.

No assurances can be given as to exactly when, if at all, we will be able to fully develop, and take the necessary steps to derive, any revenues from our software solutions.

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Our executive officers are critical to our business, and these persons may not remain with our company in the future. We depend on the continued employment of our President and CEO, Joseph A. Cosio-Barron, and our Chief Financial Officer, Richard Ziccardi. The loss of service of either of these executive officers, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have entered into employment agreements with each of Messrs. Cosio-Barron and Ziccardi. (See “Management–Employment Agreements”). We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Rapid technological changes could make our services less attractive. The market in which we offer our services is characterized by rapid technological change, frequent new service innovations, changes in customer requirements and expectations and evolving industry standards. If we are unable to keep pace with these changes, our business may be harmed. Services using new technologies, or emerging industry standards, could make our services less attractive. In addition, we may face unforeseen problems when developing new services, which could harm our business. Furthermore, our competitors may have access to technologies not available to us, which may enable them to produce services and/or products of greater interest to consumers or at a more competitive cost.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause our stock price to fluctuate greatly and even potentially expose us to litigation. We have been unable to generate significant revenues under our business plan and we cannot accurately estimate future revenue and operating expenses based on historical performance. Our quarterly operating results may vary significantly based on many factors, including:

•	Fluctuating demand for our software solutions;
•	Announcements or implementation by our competitors of new offerings;
•	Amount and timing of our costs related to our marketing efforts or other initiatives;
•	Timing and amounts relating to the expansion of our operations;
•	Our ability to enter into, renegotiate or renew key agreements;
•	Timing and amounts relating to the expansion of our operations; or
•	Economic conditions specific to our industry, as well as general economic conditions.

Our current and future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to make significant operating and capital expenditures in connection with the development of our plan of business. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses were not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

It is possible that the Coronavirus (“Covid-19") pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the COVID-19 pandemic, including the responses thereof, result in continuing long-term economic weakness in the United States and/or globally, our ability to expand our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness. The COVID-19 pandemic has, to date, had minimal impact on our operations.

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If we fail to effectively manage our growth, and effectively develop our business, our business will be harmed. Failure to manage growth of operations could harm our business. To date, a significant amount of activities and resources have been directed at developing our business plan and potential related products. In order to effectively manage growth, we must:

•	Continue to develop an effective planning and management process to implement our business strategy;
•	Hire, train and integrate new personnel in all areas of our business; and
•	Increase capital investments.

We cannot assure you that we will be able to accomplish these tasks or effectively manage our growth.

We are subject to the risks frequently experienced by smaller reporting companies. The likelihood of our success must be considered in light of the risks frequently encountered by smaller reporting companies. These risks include our potential inability to:

•	Establish product sales and marketing capabilities.
•	Identify, attract, retain, and motivate qualified personnel.
•	Maintain our reputation and build trust with consumers.
•	Attract sufficient capital resources to develop our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Company and Industry

We have limited existing brand identity and customer loyalty; if we fail to market our brand to promote our service offerings, our business could suffer. Because our services have achieved only limited market penetration, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to our business success. In order to attract customers to our services, we may be forced to spend substantial funds to create and maintain brand recognition among consumers. We believe that the cost of our sales campaigns could increase substantially in the future. If our branding efforts are not successful, our ability to earn revenues and sustain our operations will be harmed.

We may not be able to successfully compete against companies with substantially greater resources. The industry in which we operate in general is subject to intense and increasing competition. Some of our competitors may have greater capital resources, facilities, and diversity of product lines, which may enable them to compete more effectively in this market. Our competitors may devote their resources to developing and marketing services that will directly compete with our services. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our current services and any additional services that we may introduce in the future. There are no assurances that competition in our industry will not lead to reduced prices for our services. If we are unable to successfully compete with existing companies and new entrants to the market, our company may suffer a negative impact to our business and financial condition.

Most of our current and potential competitors have greater name recognition, financial, technical and marketing resources, and more extensive customer bases and industry relationships than we do, all of which could be leveraged to gain market share to our detriment. Numerous companies compete with us in delivering software solutions-based servicesdesigned to assist the first responder marketplace. Our future performance will depend in large part upon our ability to provide first responders with tools that are superior to those provided by our competitors. Many of our competitors are better positioned to take advantage of the current demand for services similar to ours. In addition, competitive pressures may necessitate price reductions, which can adversely affect revenues and profits. If we are not competitive in our ongoing efforts to develop new software solutions-based services, our services may become obsolete, or be priced above competitive levels. We cannot guarantee that competitors will not introduce comparable or technologically superior services and/or products, which are priced more favorably than our services, or that we will operate profitably in the future.

Some current and potential competitors have longer company operating histories, larger customer and seller bases and greater brand recognition. Some of these competitors also have significantly greater financial, marketing, technical and other resources. Other competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, better-established and better-financed companies. As a result, we may be unable to compete successfully against current and future competitors.

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We cannot assure that we will earn a profit or that our services will be accepted by customers on a wide scale. Our business is speculative and dependent upon further acceptance of our software solutions-based services by potential customers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our services. We cannot assure that we will be successful or earn enough revenue to make a profit, or that investors will not lose their entire investment.

We are dependent on our internet and management information systems for the sales of our software solutions-based services. Our success depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis. A significant disruption in our internet or management information systems could harm our relations with our customers and the ability to manage our operations. We can offer no assurance that our back-up systems will be sufficient to prevent an interruption in our operations in the event of disruption in our management information systems, and an extended disruption in the management information systems could adversely affect our business, financial condition and results of operations.

Online security breaches could harm our business. The secure transmission of confidential information over the internet is essential to maintain consumer confidence in our services. Substantial or ongoing security breaches of our system or other internet-based systems could significantly harm our business. Any penetration of our network security or other misappropriation of our users’ personal information could subject us to liability. Any claims against us could result in litigation and financial liability. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer data. We may incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. We cannot guarantee that our security measures will prevent security breaches. Any breach resulting in misappropriation of confidential information would have a material adverse effect on our business, financial condition and results of operations.

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Risks Related to Our Intellectual Property

We do not own any of the intellectual property that we include in our software solutions-based services. All of the software and associated intellectual properties that we include in our software solutions-based services are licensed by us from their respective owners. Because we do not own any of the intellectual property that we include in our software solutions-based services, we are at risk at losing our ability to use such intellectual property, whether due to our inability to make required license fee payments, a licensor’s discontinuing the licensed software or otherwise, and, thereby, our ability to provide our services to customers. Were such circumstances to occur, there is not assurance that we would be able to continue our business operations.

The Maptelligent® brand name is our only intellectual property that enjoys protection. Maptelligent® is a registered trademark of our company. However, all of our other intellectual property consists of know-how related to our ability to combine available licensed software and available data into our service offerings. While we seek to protect or proprietary know-how, including through non-disclosure agreements, it is possible that one or more of our competitors will be able to develop competing services based on their independently developed know-how. In such circumstance, it is possible that our business would suffer from such competition and negatively impact our operating results.

Risks Relating to Market Approval and Government Regulations

Compliance with regulation of corporate governance and public disclosure diverts time and attention away from revenue generating activities. Our management team invests significant time and financial resources to comply with existing standards for public companies, which has led to management time and attention from developing our business to compliance activities which could have an adverse effect on our business.

Risks Related to a Purchase of the Offered Shares

Our board of directors has broad discretion to issue additional securities. We are authorized under our Articles of Incorporation to issue up to 10,010,000,000 shares consisting of 10,000,000,000 shares of common stock and 10,000,000 “blank check” shares of preferred stock. Shares of our blank check preferred stock provide the Board of Directors with broad authority to determine voting, dividend, conversion, and other rights. As of the date of this Offering Circular, we have issued and outstanding 792,627,447 shares of common stock; 1,000,000 shares designated as Series A Preferred Stock; and 1,000,000 shares designated as Series B Preferred Stock. Accordingly, as of the date of this Officer Circular, we are entitled to issue up to 9,207,372,553 additional shares of common stock, and 8,000,000 additional shares of “blank check” preferred stock. Our Board of Directors may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our shareholders. Any additional preferred shares we may issue could have such rights, preferences, privileges, and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.

It is likely that we will issue additional securities to raise capital in order to further our business plans. It is also likely that we will issue additional securities to directors, officers, employees, and consultants as compensatory grants in connection with their services. Any issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. These issuances would dilute the percentage ownership interest of our current shareholders, which would have the effect of reducing your influence on matters on which our stockholders vote and might dilute the net tangible book value per share of our common stock.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. The Company’s management assessed the design and operating effectiveness of internal control over financial reporting as of September 30, 2023, based on the framework set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management concluded that, during the period covered by this report, such internal controls and procedures were not effective as of September 30, 2023.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock. No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

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The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. For example, Section 404 of the Sarbanes-Oxley Act of 2002 requires that our management report on, and our independent auditors attest to, the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal controls over financial reporting are not effective as defined under Section 404, we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our common stock. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, which will increase costs. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, because our management team has limited experience managing a public company, we may not successfully or efficiently manage our transition into a public company.

We may seek capital that may result in shareholder dilution or that may have rights senior to those of our common stock, including the Offered Shares. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

Shares eligible for future sale may adversely affect the market. From time to time, certain of our shareholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, a non-affiliate stockholder who has satisfied a six-month holding period may, under certain circumstances, sell its shares, without limitation. Any substantial sale of the our common stock pursuant to Rule 144, pursuant to any resale prospectus or pursuant to this Offering Circular may have a material adverse effect on the market price of our common stock.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our common stock has been, and may in the future be, a “Penny Stock” and subject to specific rules governing its sale to investors. The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to our Common Stock, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors sell shares of our common stock.

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Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is limited trading activity in our common stock and there is no assurance that an active market will develop in the future. Although our common stock is currently quoted on the OTC Pink marketplace of OTC Link (an interdealer electronic quotation system operated by OTC Markets Group, Inc.) under the symbol “MAPT”, trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of our common stock. There can be no assurance that a more active market for our common stock will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of our common stock, and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

The market for our common stock may be volatile; you could lose all or part of your investment in the Offered Shares. The market price of our common stock may fluctuate substantially and will depend on a number of factors many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in the Offered Shares, since you might be unable to sell your Offered Shares at or above the price you pay for the Offered Shares. Factors that could cause fluctuations in the market price of our common stock include, but are not limited to, the following:

●	price and volume fluctuations in the overall stock market from time to time;
●	volatility in the market prices and trading volumes of technology-related stocks;
●	changes in operating performance and stock market valuations of other technology related companies generally, or those in our industry, in particular;
●	sales of shares of our common stock by us or our shareholders;
●

failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	the financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;
●	announcements by us or our competitors of new products or services;
●	the public’s reaction to our press releases, other public announcements and filings with the SEC;
●	rumors and market speculation involving us or other companies in our industry;
●	actual or anticipated changes in our operating results or fluctuations in our operating results;
●	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;
●	litigation involving us and/or our industry, or investigations by regulators into our operations or those of our competitors;
●	developments or disputes concerning our intellectual property or other proprietary rights;
●	announced or completed acquisitions of businesses or technologies by us or our competitors;
●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
●	changes in accounting standards, policies, guidelines, interpretations or principles;
●	any significant change in our management; and
●	general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock. We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. While certain board and committee requirements may not apply to us as an OTC listed company, we intend to explore voluntarily complying with some of these requirements. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

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If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud, and, consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our common stock. We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

A material weakness in internal controls may remain undetected for a longer period, because of our exemption from the auditor attestation requirements under Section 404(b) of Sarbanes-Oxley. Our Annual Report on Form 10-K does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Our management’s report was not subject to attestation by our registered public accounting firm, pursuant to rules of the SEC that permit us to provide only management’s attestation with respect thereto. As a result, any material weakness in our internal controls may remain undetected for a longer period.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

Future issuances of debt securities and equity securities could negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing shareholders. In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends. Upon liquidation, it is possible that holders of our debt securities and other loans and preferred stock would receive a distribution of our available assets before common shareholders. We are not required to offer any such additional debt or equity securities to existing shareholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, would dilute the holdings of our existing common shareholders and such issuances, or the perception of such issuances, could reduce the market price of shares of our common stock.

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward-looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection, in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

DILUTION

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the pro forma as adjusted net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our relatively low net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net pro forma as adjusted tangible book value per share of our common stock after this offering. Our net tangible book value as of September 30, 2023, was $(1,256,962) (unaudited), or $(0.0016) (unaudited) per share.

Without taking into account issuances of our common stock occurring after September 30, 2023, the tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold at a per share price of $0.0005, which represents the midpoint of the offering price range herein.

Assuming the Sale of 100% of the Offered Shares
Offering price per share	$0.0005
Net tangible book value per share as of September 30, 2023	$(0.0016)
Increase in net tangible book value per share after giving effect to this offering	$0.0017
Pro forma net tangible book value per share as of September 30, 2023	$0.0001
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.0004

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Assuming the Sale of 75% of the Offered Shares
Offering price per share	$0.0005
Net tangible book value per share as of September 30, 2023	$(0.0016)
Increase in net tangible book value per share after giving effect to this offering	$0.0016
Pro forma net tangible book value per share as of September 30, 2023	$0.0000
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.0005

Assuming the Sale of 50% of the Offered Shares
Offering price per share	$0.0005
Net tangible book value per share as of September 30, 2023	$(0.0016)
Increase in net tangible book value per share after giving effect to this offering	$0.0014
Pro forma net tangible book value per share as of September 30, 2023	$(0.0002)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.0007

Assuming the Sale of 25% of the Offered Shares
Offering price per share	$0.0005
Net tangible book value per share as of September 30, 2023	$(0.0016)
Increase in net tangible book value per share after giving effect to this offering	$0.0011
Pro forma net tangible book value per share as of September 30, 2023	$(0.0005)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.0010

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at a per share price of $0.0005, which represents the midpoint of the offering price range herein. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	833,333,333	1,666,666,667	2,500,000,000	3,333,333,333
Gross proceeds	$416,667	$833,333	$1,250,000	$1,666,667
Offering expenses	15,000	15,000	15,000	15,000
Net proceeds	$401,667	$818,333	$1,235,000	$1,651,667

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at a per share price of $0.0005, which represents the midpoint of the offering price range herein. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Marketing and Advertising	$70,330	$140,660	$210,990	$281,320
Software	21,000	42,000	63,000	84,000
Legal, Accounting and Compliance	30,000	60,000	90,000	120,000
Debt Repayment	140,750	281,500	422,250	563,000
Research and Development	62,300	124,600	186,900	249,200
General and Administrative Expenses	70,300	140,600	210,900	281,200
Working Capital	6,987	28,973	50,960	72,947
TOTAL	$401,667	$818,333	$1,235,000	$1,651,667

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates.

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Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 3,333,333,333 Offered Shares on a best-efforts basis, at a fixed price of $0.0001-0.0007 per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Joseph Cosio-Barron. Mr. Cosio-Barron will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Cosio-Barron is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Cosio-Barron:

●	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
●	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
●	is not an associated person of a broker or dealer; and
●	meets the conditions of the following:
●	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
●	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
●	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8.0% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. Cosio-Barron at: joe.cosio-barron@maptelligent.com; all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described in the subscription agreement included in the delivered information, which are:

●	Electronically execute and deliver to us a subscription agreement; and
●	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

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Acceptance of Subscriptions

Conditioned upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $25,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $5,000.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”. “Qualified purchasers” include: (a) “accredited investors” under Rule 501(a) of Regulation D and (b) all other investors, so long as their investment in Offered Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

Issuance of Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 10,000,000,000 shares of common stock, $.00001 par value per share, and 10,000,000 shares of preferred stock, $.00001 par value per share, (1) 1,000,000 shares of which have been designated “Series A Preferred Stock.”

As of the date of this Offering Circular, there were (a) 792,627,447 shares of our common stock issued and outstanding held by approximately 681 holders of record; (b) 98,796 shares of our Series A Preferred Stock issued and outstanding; and (c) no shares of our Series B Preferred Stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of our common stock. Our Articles of Incorporation does not provide for cumulative voting in the election of directors. Holders of our common stock will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Holders of our common stock have no preemptive rights to purchase shares of our common stock. The issued and outstanding shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

Series A Preferred Stock

Each share of Series A Preferred Stock is convertible into one (1) share of our common stock. The Series A Preferred Stock has no voting rights.

Series B Preferred Stock

Each share of Series B Preferred Stock is convertible ten (10) shares of our common stock. Each share of Series B Preferred Stock has the right to ten (10) votes in any vote of our shareholders.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093, as the transfer agent for our common stock. Securities Transfer’s website is located at: www.stctransfer.com. No information found on Securities Transfer’s website is part of this Offering Circular.

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BUSINESS

History and Background

Our company, Maptelligent, Inc., is a Nevada corporation originally formed as a Utah corporation under the name State Cycle, Inc., on August 7, 1974 Our company re-domiciled to the State of Nevada and changed our corporate name to X Rail Enterprises, Inc., on November 5, 2015, at which time our primary business changed from mining to rail transportation, passenger excursions, rail car construction and rail related operations and services. Effective November 4, 2017, we changed our corporate name to Las Vegas Xpress, Inc. On April 13, 2020, we entered into an asset purchase agreement with an entity affiliated with our company’s CEO, whereby w would acquire certain intellectual property in connection with a planned change in business to assist first responders with data access and transfer in times of crisis using geospatial technology.

Following the World Trade Center attack in 2001, Maptelligent, Inc., used the expertise of its executive’s extensive background in communication technologies and investigated additional technologies that could make the response efforts of emergency managers more streamlined. Hurricane Katrina presented many new problems for first responders and others who could benefit. Our staff participated and attended a series of Katrina Panel meetings to better understand the communication “gaps” that our responders identified. Following Katrina, Maptelligent, Inc. decided to take a pro-active position to these gaps and started a company focused on the research and development of new world technologies dedicated to the safety and security of people and the places they congregate. With the Sandy Hook School shooting, the Aurora Theater attack, the Boston Marathon bombing, the horrific events that have taken place in Paris and Orlando and the Marjory Stoneman Douglas High School in Parkland, Florida, Maptelligent, Inc., continued to pursue the creation of an interoperable method of sharing critical in-building information with our first responders. When the Las Vegas attack during the Harvest Music Festival took place, everyone realized the problem of data sharing between our public servants needed to be solved. The occurrence of the COVID-19 Pandemic in 2021 further identified the need for horizontal and vertical data sharing between hospitals and first responders worldwide and many others.

After careful consideration and assessment of current market conditions, we have decided to improve our product portfolio by developing new capabilities consistent with current technology innovations such as SaaS, Cloud, and e-commerce product delivery.

Business Overview

Maptelligent, Inc. is a web and mobile-based services company. We deliver easy-to-use web and mobile application services for teams to explore, enhance and collaborate on projects using data from multiple systems in a geospatial context, by combining licensed innovative software technologies and available data. Our company’s digital twin solution set provides interconnectivity, automation, and access to real-time data. We enable visibility into information and documents that your teams are managing, so that they can measure progress, understand risks and costs, and communicate seamlessly with stakeholders. We are committed to implementing innovative technology, allowing customers to model their operations and solve today’s complex business problems.

We do not own any of the intellectual property that we include in our software solutions-based services; that is, we are an intermediary, in that we provide access to software and data that we either license from third parties or, to the extent applicable, that is available in the public domain. (See “Risk Factors—Risks Related to Our Intellectual Property”).

By licensing and, then, synthesizing the latest in remote capture technology (LIDAR, Photogrammetry), building information, modelling and location intelligence, our services deliver customized digital twin and Industry 4.0 applications. Our company provides customers a secure web application with a flexible framework on Esri’s ArcGIS Platform technology. This approach provides cost effective, customized solutions, which are tailored to our customers’ unique disparate data and operational requirements. Coupled with cloud interoperability, we deliver an innovative, easy-to-use web-based experience by integrating multiple operations, including asset management, building automation and control, interdisciplinary coordination, scheduling, cost estimating, and integrated construction specifications.

Digital twin technology is a critical component of Industry 4.0, the ongoing automation of traditional manufacturing and industrial practices, using modern smart technology. In simple terms, digital twin is the virtual replica of real-world objects, including physical objects, processes, relationships, and behaviours. These models of real-world objects, through the use of Maptelligent capabilities, can be implemented into common operational pictures, for unique real-time integrated understanding of your environment. Maptelligent, Inc., provides web and mobile solutions that leverage the latest in no code/low code development capability. This provides cost-effective, customized solutions, which are tailored to our customers’ unique disparate data and operational requirements. Coupled with cloud interoperability, the Maptelligent, Inc., solution delivers an innovative, easy-to-use web-based experience by integrating multiple operations, including asset management, building automation and control, interdisciplinary coordination, scheduling, cost estimating, and integrated construction specifications.

By synthesizing our licensed technologies, Maptelligent can provide the following capabilities:

Digital Transformation & Technical Services

•	Data conversion & digital transformation and information models
•	Database design and implementation
•	Geospatial data manipulation, conversion, and reporting
•	Product as a service development, including mobile and field maps
•	Template deployments and configuration
•	ArcGIS Web Application Builder custom widget development

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Assessments – remote sensing and data capture

•	Floorplan, elevation, or other low fidelity property capture
•	Prescriptive Maintenance for location assets, Property Management Assessment
•	Campus Safety, Ground Transportation and Multi-Hazard Infrastructure
•	Asset Value Assessment, High Rise or Multi Commercial Assessment
•	Medical/Hospital Multi Hazard Assessments

Survey Services - high accuracy engineering schematics using lidar remote sensing

•	Floor Plan (Detailed) - Walls, fenestration, openings, stairs, plumbing, casework, soffits, HVAC registers, appliances, cabinets & counters
•	Floor Plan (Basic) - Walls, fenestration, openings, stairs, and structural elements only. No fixtures
•	Exterior Elevations (Detailed) - Walls, roof lines, openings, fenestration and grade with illustrated decor, ornamentation & detail
•	Exterior Elevations (Basic) - Walls, roof lines, openings, fenestration and grade. No decor, ornamentation or window & door detail
•	Building Sections (Structural) - Same as above but includes rafters, floor joists, or foundation members at cut. Requires foundation plan
•	Building Sections (Basic) - Cut through building from grade up through roof - No rafters, floor joists, or foundation members
•	Roof Plan - Roof line, building line, ridges, parapets, water shed, valleys, & hips
•	Site Plan/Landscape Survey - Structures, hard/soft scapes, street centerline & curb work (not a civil survey)
•	Reflected Ceiling Plan - Reflected image of ceiling elements. Includes ceiling heights
•	Electrical & Lighting Plan - Receptacles, switches, control panels, lighting devices and fixtures
•	Mechanical Plan - HVAC Equip, ducting, and observable equip
•	Roof Framing Plan - Structural drawing of roof members such as ridge beams, rafters, purlins, hip rafters, posts, valley rafters, etc.
•	Foundation Plan - Foundation walls, girder beams, posts, columns, piers, joists, and slabs
•	Equipment Plan - Boilers, furnaces, pumps, control systems, compressors, elevator equip etc.
•	Interior Elevations - Wall perimeters, openings, fenestration, trim, wall decor, wall fixtures and lighting
•	360 Degree Area Photography/Virtual Tour - 360-degree photos of desired architecture, areas, or spaces
•	Revit Modeling - Level of detail to be modeled is determined case by case
•	Point Cloud Delivery - Registered point cloud files delivered in various file formats

As a result of the agreement with ESRI as a Silver Partner – Value Added Reseller, we now are able to provide a multi-layer geographic information system which can serve as the common situational awareness tool for customers. We intend to license our products through ESRI “partner user licenses” providing a roust secure infrastructure for our clients. These solutions can support Smart City Initiatives both large and small. Smart city initiatives are programs that use advanced technology like building information models, cameras, sensors and the Internet of Things to collect data on things like water usage, volume of traffic, electricity consumption, parking availability, waste management, the presence of pedestrians and bicyclists, and interactions between citizens and their city government. Analytics help to process and transform this data into actionable information. All products are scalable by design and encourage data sharing across client stakeholders. We are confident that our approach will provide critical information to our customers providing return on investment.

This set of comprehensive digital twin capability is designed for everyday use, scaling seamlessly to support multiple operations and capabilities. Buildings, regardless of occupancy and construction class, are looked upon as living eco-systems that need to be managed and maintain of their critical functions such as water intake, wastewater, electric power, air quality, HVAC, occupant security and safety, occupant access and egress via stairs, halls, elevators, and escalators, to identify a few. Building information management (BIM) models / systems today are transforming how we design, conduct construction scheduling, and facilitate the multitude of issues of owning buildings, regardless of occupancy and construction category.

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In addition to buildings, Maptelligent digital twins can include industrial systems and machinery coupled with people and process to uncover actionable insights. We are developing business partnerships that currently provide hardware and software solutions such as LIDAR (laser scanners), cameras, door access controls, metal detectors, AI, cloud services and other commonly used stand-alone technologies solutions. Each of these partnerships are designed to allow their existing customers the ability to seamlessly integrate with our market offerings. These relationships will allow their existing customers to create, maintain, and connect their systems of critical infrastructure in an intuitive Maptelligent based map display and viewed by their local, regional and state emergency response agencies and personnel. We combine multiple layers of situational awareness into an extensible framework needed to fully implement emergency planning and facility/asset management goals.

REVENUE STREAM STRATEGY

The previous business model was very heavy on PC based services, in which we would go in, build a floor plan, capture attribute data, digitize it, and present it on a map. The model relying on PC based methods entails a lot of work up-front even before getting paid for the service and product.

To improve the method and to ensure our business model allows for more effective and balanced payment structure of our services, we are planning on partnering with strategic business partners so we can offer low-cost/low-touch solutions within our buying experience such as that associated with SaaS. This can be implemented by simply directing the customer to www.maptelligent.com as they subscribe to our map conversion and data sharing service between their infrastructure and their first responders.

To create an effective buyer experience, a strategy to implement four interwoven revenue streams will provide a low cost/low touch entry point to work with us and provide customers with options as their needs grow.

The four revenue streams are as follows:

1.	SaaS (recurring subscription for a hosted solution)
2.	Content Management Solutions
3.	Products/Solutions (apps, software, and hardware per user)
4.	Professional Services (ProServ) (time, material, expenses)

Maptelligent SaaS

By licensing and synthesizing the latest software, our SaaS model serves as a multi-tenant hosted solution to be used by all customer stakeholders to view and share information. Feature/functionality is extended and complemented through selling Products and Solutions. For example: Customized ArcGIS Collector App for building engineers to maintain building attributes and setup maintenance schedules. An App for teachers to initiate an emergency alert and provide location and status of each student.

SaaS is strategic to our future business because SaaS is the direction the market is moving toward in solution buying. SaaS offers customers a streamlined method to acquire new technology and shortens the sales cycle and increases profit margins through lower cost of sales.

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Content Management

Today’s IT market is rapidly moving to the cloud. The cloud is a global network of servers, each with a unique function. The cloud is not a physical entity, but instead is a vast network of remote servers around the globe which are linked together and meant to operate as a single ecosystem. These servers are designed to either store and manage data, run applications, or deliver content or a service such as streaming videos, web mail, office productivity software, or social media. Instead of accessing files and data from a local or personal computer, you are accessing them online from any Internet-capable devices making the information available anywhere. Many companies and organizations are choosing the cloud as a cost-effective means of storing large volumes of data and information. The cloud affords organizations the ability to address and access their data storage needs rapidly and securely while only paying for what they use. This cloud utility model is a fundamental change from the legacy private data centers.

By licensing and synthesizing the latest software, we are able to provide customers with a cloud content management solution to store and manage data associated with the security solutions we provide.

Products/Solutions (Maps and Apps)

As mentioned above, the product/solution revenue stream is associated with complementing and extending the SaaS product with a series of stand-alone maps and apps that will support the hosted solution with specific use cases such as building maintenance, fire department preplanning and risk analysis, and law enforcement tactical response planning and execution.

Although we utilize licensed software and, as needed, data sources, the types of maps we can provide would be proprietary content and shareable with the customer for an additional subscription fee. Customers can select map layers from a catalog of map services to use within their own map.

Professional Services

ProServ is our core business and distinctive competence and will provide work engagements for our implementation and project team. It should complement our overall solution offering but not be the leading driver of how we first engage with a customer. With that in mind, how we get building plans into the map can be as simple as adding a PDF to get the customer started, or for an additional cost, we do a complete and thorough review and assessment of the customer facility. ProServ will be our upsell, not the initial sell. By synthesizing licensed software into our Proserve service:

1.	We build and map high-fidelity floor plans including collecting attribute data. Our target market is school safety and physical security for critical infrastructure and large campus facilities.
2.	We offer a SaaS solution for organizations interested in mapping building floor plans to facilitate a better public safety response to emergency incidents at the location.
3.	We plan to utilize hosted SaaS solutions (Partner Companies) as a platform to sell to our customers for low-fidelity building plan mapping.
4.	We propose our organization creates an organization instance on Partner Company’s SaaS solutions.
5.	We will provide our own user provisioning to collect customer information and subscriptions.
6.	We will share the revenue collected with Partner Companies.
7.

We intend to use the Partner Company’s solutions as a means to facilitate a low-touch entry into mapping for schools, hospitals, and enterprises interested in providing better security of their facilities through first responders having access to information.

8.	We intend to establish a proprietary content management solution for its customers to use.
9.

We will provide/share content (high-fidelity floor plans, etc.) we collect via the Partner Company’s SaaS interface so that dispatch centers, and first responders as part of the relationship with Partner Companies.

10.	Ultimately Maptelligent, Inc., and various Partner Companies would collaborate on opportunities to drive solution utilization.

SALES & MARKETING PLAN

We are on a mission to enhance physical security of structures where large gatherings of people can be found such as, schools, universities, hospitals, sports venues, shopping malls, corporate campuses, etc. Through the use of geospatial technology, we are transforming the way data and information is accessed during a time of crisis by those who need it most...first responders. Our solution integrates disparate data from sensors, cameras, alarms, access control, accountability systems and many other sources to create actionable intelligence by presenting their location within a building and by visualizing the data/information they provide on an intuitive map interface.

We provide a geographic platform for first responders to access site-specific information enhancing situational awareness while en route and upon arrival at the incident scene. This quick access to relevant information shortens the time it takes for tactical action by allowing advanced arrival planning, thereby mitigating additional life and property threat exposure.

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Our geocentric system serves as a common operational picture for all stakeholders involved in maintaining and protecting physical structures and venues. Through potential partnerships with industry leaders in physical security technology, Maptelligent, Inc., solutions act as the data integration platform for visualizing information produced by partners technologies.

Our solution serves a large market of organizations and entities who are often at risk from threats and emergency incidents such as: schools, universities, hospitals, shopping malls, sporting events, commercial enterprises, ports (sea and air), to name a few markets.

Our customers begin their solution journey by uploading a building floor plan via a PDF file to a hosted solution in the cloud. This low-touch/low-cost solution allows users to quickly share site-specific details with public safety.

Our customers seeking to share additional relevant information and data are able to use Maptelligent, Inc. content management cloud services making it accessible anywhere on any device with permission.

We offer a suite of maps and apps providing customers the ability to maintain and manage data in a mobile environment for public safety to create incident preplans associated with the building floor plan and for building engineers to manage maintenance schedules for critical elements of a building such as alarm panels, pull stations, extinguishers, and other assets which need regular attention.

We offer customers with Professional Services (ProServ) to build high fidelity floor plans, safety assessments, and system integration services making the whole system complete and comprehensive.

We have developed our sales plan to maximize our product’s market penetration and revenue potential. We intend to promote sales through a combination of in-house efforts, strategic partnerships, license arrangements and reseller agreements.

To date we have primarily been focused on research, development and field testing. Having an abundance of ambition, we have delivered multiple proofs of concept, despite a limited funding. In order to have a successful rollout of products, the Company aims to be in the position to hire experienced sales managers and account executives to sell to both the public and private markets.

We believe we represent the only community solution that addresses all four pillars of preparation, mitigation, response, and recovery in a single application. Our software will integrate fire, police, EMS (Emergency Medical Services), and private and municipal assets into a single common operating picture. Our platform allows for authentication of each end user’s data input across multi-disciplinary and interagency activities. This allows various administrative users the ability to update data on a near real-time basis, allowing for a free flow of updates from authorized administrators to end users responding to an incident.

All emergencies start at a local level. These emergencies may escalate and involve multiple community agencies, multiple jurisdictions, and sometimes even to the point of a federal response. Our suite of software focuses on both pre-incident planning and enhanced data handling during response and mitigation. Our software will allow for complete horizontal and vertical data sharing, providing a common operating picture for all agencies from the fire and police chief, to the mayor, state agencies, and federal authorities.

Our development considers the needs of emergency and public safety responders as well as the needs of the building owners to form a unique public and private partnership for community preparedness. We believe our suite of products distinguishes us from our competitors by providing detailed and interactive site-specific data. We address a critical need: a public/private partnership for the sharing of pertinent data both horizontally and vertically without undue burden on existing agency resources.

THE MARKETS

The safety and security of people and places extends to many vertical markets because the value of emergency planning is not limited to first responders themselves. The same concepts apply to other types of organizations, such as:

•	School Districts
•	Colleges and Universities
•	Hospitals, Nursing Homes, Assisted Living
•	Hotels and Casinos
•	Airports and Seaports
•	Theaters and Cineplexes
•	Large Commercial Property Owners and Management Companies
•	Safe/Smart City Projects
•	Oil & Gas Companies
•	Telecommunication Companies
•	Sport Venues
•	Global corporations with widespread facilities and critical assets. e.g. retail stores, restaurant chains, manufacturers, industrial parks, to name a few examples.

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Current Business Partnerships/Sales

Esri Business Partner: We are currently a Silver Business Partner with Esri, whose geographic software engine is the core of our GIS interface. This relationship should boost our marketing and sales substantially, as we will be providing a robust product for public safety, and Esri is the de facto in public safety mapping worldwide.

The Company has been developing strategic partnerships. Our objective is to introduce us to well-established distribution outlets and technology partners. These strategic partnerships will build awareness about our products, generate significant sales, and will allow the Company to focus on technology development. Today the Company is involved in working with several strategic partners.

Competition

While we believe that, through our ability to synthesize licensed software and available data into solutions-based services, we provide unique software solutions for use by first responders, we face intense competition from other companies that engage or may engage in providing computer software and related technology to assist first responders.

Many of these competitors have been in existence for a considerable period of time, have substantially greater resources than we do and have developed relationships with regulators and government officials that may facilitate their ability to attract government contracts to their companies rather than ours.

Further, all of the software and associated intellectual properties that we include in our software solutions-based services are licensed by us from their respective owners, that is, we are an intermediary that provides access to software and data that we either license from third parties, to the extent applicable, available in the public domain.

Because we do not own any of the intellectual property that we include in our software solutions-based services, we are at risk at losing our ability to use such intellectual property, whether due to our inability to make required license fee payments, a licensor’s discontinuing the licensed software or otherwise, and, thereby, our ability to provide our services to customers. Were such circumstances to occur, our ability to compete in our market would be negatively impacted, as would our results of operations.

Seasonality

We do not experience any seasonality in our business.

Employees

Other than our Officers and Directors, as of the date of this Offering Circular, we have three full-time and no part-time employees. We anticipate adding additional employees in the next 12 months, as needed.

Intellectual Property

We do not own any of the intellectual property that we include in our software solutions-based services; that is, we are an intermediary, in that we provide access to software and data that we either license from third parties or, to the extent applicable, that is available in the public domain. (See “Risk Factors—Risks Related to Our Intellectual Property”).

Maptelligent® is a registered trademark of our company.

In addition, in the future, we may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brand.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

MANAGEMENTS DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Recent Change in Independent Auditors

On September 14 ,2023, our company was informed that our former independent auditor, Pinnacle Accountancy Group of Utah the Public Company Accounting Oversight Board (“Pinnacle”) had sold its business to GreenGrowth CPAs (“GreenGrowth”), which constituted a change in our independent auditor.

On September 26, 2023, our company engaged and executed an agreement with GreenGrowth CPAs (“GreenGrowth”), as our company’s new independent auditor, to replace Pinnacle.

The reports of Pinnacle regarding our company’s financial statements for the fiscal years ended December 31, 2022 and 2021, being the two most recent fiscal years for which we have filed audited financial statements with the SEC, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except to indicate that there was substantial doubt about our company’s ability to continue as a going concern.

Our Board of Directors, acting as the audit committee, approved the decision to change independent auditor.

During the fiscal years ended December 31, 2022 and 2021, and through September 26, 2023, our company had no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Pinnacle on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Pinnacle would have caused Pinnacle to make reference thereto in connection with its report.

During the fiscal years ended December 31, 2022, and 2021, and through September 26, 2023, our company did not experience any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that our management discussed with Pinnacle the continued existence of material weaknesses in our company’s internal control over financial reporting.

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Business Overview

Our company is a web and mobile-based services company. We deliver easy-to-use web and mobile application services for teams to explore, enhance and collaborate on projects using data from multiple systems in a geospatial context, by combining licensed innovative software technologies and available data. Our company’s digital twin solution set provides interconnectivity, automation, and access to real-time data. We enable visibility into information and documents that your teams are managing, so that they can measure progress, understand risks and costs, and communicate seamlessly with stakeholders. We are committed to implementing innovative technology, allowing customers to model their operations and solve today’s complex business problems. By licensing and, then, synthesizing the latest in remote capture technology (LIDAR, Photogrammetry), building information, modelling and location intelligence, our services deliver customized digital twin and Industry 4.0 applications. Our company provides customers a secure web application with a flexible framework on Esri’s ArcGIS Platform technology. This approach provides cost effective, customized solutions, which are tailored to our customers’ unique disparate data and operational requirements. Coupled with cloud interoperability, we deliver an innovative, easy-to-use web-based experience by integrating multiple operations, including asset management, building automation and control, interdisciplinary coordination, scheduling, cost estimating, and integrated construction specifications.

We do not own any of the intellectual property that we include in our software solutions-based services; that is, we are an intermediary, in that we provide access to software and data that we either license from third parties or, to the extent applicable, that is available in the public domain. (See “Risk Factors—Risks Related to Our Intellectual Property”).

Digital twin technology is a critical component of Industry 4.0, the ongoing automation of traditional manufacturing and industrial practices, using modern smart technology. In simple terms, digital twin is the virtual replica of real-world objects, including physical objects, processes, relationships, and behaviors. These models of real-world objects, through the use of Maptelligent capabilities, can be implemented into common operational pictures, for unique real-time integrated understanding of your environment. Maptelligent, Inc., provides web and mobile solutions that leverage the latest in no code/low code development capability. This provides cost-effective, customized solutions, which are tailored to our customers’ unique disparate data and operational requirements. Coupled with cloud interoperability, the Maptelligent, Inc., solution delivers an innovative, easy-to-use web-based experience by integrating multiple operations, including asset management, building automation and control, interdisciplinary coordination, scheduling, cost estimating, and integrated construction specifications.

Results of Operations

Three Months Ended September 30, 2023 and 2022. The following are the results of our continuing operations for the three months ended September 30, 2023 and 2022:

	Three Months Ended
	September 30,
	2023 (unaudited)	2022 (unaudited)	Change	%
Revenue	$-	$-	$-	-

Operating expense	139,025	160,017	(20,992)	(13%)
Other income (expense)	75,601	(179,159)	254,760	(142%)
Net income (loss)	$(63,424)	$(339,176)	$275,752	(81%)

Revenue. During the three months ended September 30, 2023 and 2022, the Company did not generate any revenue.

Operating Expenses.

	Three Months Ended
	September 30,
	2023 (unaudited)	2022 (unaudited)	Change	%

General and administrative	$36,322	$38,247	$(1,925)	(5%)
Professional fees	33,040	37,441	(4,401)	(12%)
Compensation and payroll taxes	69,663	84,329	(14,666)	(17%)
Total operating expenses	$139,025	$160,017	$(20,992)	(13%)

General and administrative decreased by $1,925 (unaudited) and professional fees decreased by $4,401 during the three months ended September 30, 2023, due to cost containment measures.  Compensation and payroll taxes decreased by $14,666 (unaudited) during the three months ended September 30, 2023, as compared to 2022 primarily due to non-cash issuances of common stock for compensation of $6,000 (unaudited) and convertible notes issued for wages of $103,200 (unaudited) offset by refunds from state payroll taxes $15,397 (unaudited).

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Other Income (Expense).

	Three Months Ended
	September 30,
	2023 (unaudited)	2022 (unaudited)	Change	%

Interest expense	$(14,202)	$(34,556)	$20,354	(59%)
Gain on settlement of debt	-	400	(400)	(100%)
Gain (loss) on change in fair value of derivative liability	89,803	(145,003)	234,806	(162%)
Total other income (expense)	$75,601	$(179,159)	$254,760	(142%)

The increase in other income was primarily due to the change in fair value of derivative liability from an accounting estimate related to the conversion feature of one convertible promissory note.

Nine Months Ended September 30, 2023 and 2022. The following are the results of our continuing operations for the nine months ended September 30, 2023 and 2022:

	Nine Months Ended
	September 30,
	2023 (unaudited)	2022 (unaudited)	Change	%
Revenue	$-	$-	$-	-
Operating expense	442,110	498,509	(56,399)	(11%)
Other income (expense)	1,556,104	3,346,622	(1,790,518)	(54%)
Net income (loss)	$1,113,994	$2,848,113	$(1,734,119)	(61%)

Revenue. During the nine months ended September 30, 2023 and 2022, the Company did not generate any revenue.

Operating Expenses.

	Nine Months Ended
	September 30,
	2023	2022	Change	%

General and administrative	$103,470	$112,130	$(8,660)	(8%)
Professional fee	109,382	143,240	(33,858)	(24%)
Compensation and payroll taxes	229,258	243,139	(13,881)	(6%)
Total operating expenses	$442,110	$498,509	$(56,399)	(11%)

Compensation and payroll taxes decreased by $13,881 (unaudited), during the nine months ended September 30, 2023, as compared to 2022. The decrease in compensation expense in the current period is primarily due to reduction in part-time employees’ payroll and includes non-cash issuances of common stock for compensation of $6,000 (unaudited) and convertible notes issued for wages of $103,200 (unaudited) offset by refunds from state payroll taxes $15,499 (unaudited). Professional fees decreased by $33,858 (unaudited) during the nine months ended September 30, 2023, as compared to the same period in 2022 primarily due to a decrease in consulting fees. General and administrative expenses decreased by $8,660 (unaudited) during the nine months ended September 30, 2023, as compared to 2022. The decrease in general and administrative expenses is primarily due to decreases in marketing expenses and other cost containment measures.

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Other Income (Expense).

	Nine Months Ended
	September 30,
	2023 (unaudited)	2022 (unaudited)	Change	%

Interest expense	$(91,496)	$(187,403)	$95,907	(51%)
Gain on settlement of debt	2,750,344	87,062	2,663,282	3059%
Gain (loss) on change in fair value of derivative liability	(1,102,744)	3,446,963	(4,549,707)	(132%)
Total other income (expense)	$1,556,104	$3,346,622	$(1,790,518)	(54%)

The decrease in other income was primarily due to the gain on settlement of debt offset by the change in fair value of derivative liability from an accounting estimate related to the conversion feature of one convertible promissory note.

Years Ended December 31, 2022 and 2021. The Company has had no revenues from operations in each of the last two fiscal years, and in the current fiscal year.

The following are the results of our continuing operations for the year ended December 31, 2022, compared to the year ended December 31, 2021:

	Years Ended
	December 31,
	2022	2021	Change	%
Revenue	$-	$-	$-	-
Operating expense	651,170	1,196,811	(545,641)	(46%)
Other income (expense)	2,833,270	91,959,692	(89,126,422)	(97%)
Net income (loss)	$2,182,100	$90,762,881	$(88,580,781)	(98%)

Revenue. During the years ended December 31, 2022 and 2021, the Company did not generate any revenue.

Operating Expenses.

	Years Ended
	December 31,
	2022	2021	Change	%
General and administrative	$144,786	$386,504	$(241,718)	(63%)
Professional fee	177,530	130,434	47,096	36%
Compensation and payroll taxes	328,854	679,873	(351,019)	(52%)
Total operating expenses	$651,170	$1,196,811	$(545,641)	(46%)

Compensation and payroll taxes decreased by $351,019, during the year ended December 31, 2022 as compared to 2021. The decrease in compensation expense in the current period is primarily due to reductions in employees’ payroll and stock based compensation. Professional fees increased by $47,096 during the year ended December 31, 2022 as compared to the same period in 2021 primarily due to increases in legal and consulting fees. General and administrative expenses decreased by $241,718 during the year ended December 31, 2022 as compared to 2021. The decrease in general and administrative expenses is primarily due to decreases in marketing and software expenses.

Other Income (Expense).

	Years Ended
	December 31,
	2022	2021	Change	%
Interest expense	$(442,394)	$(546,062)	$103,668	(19%)
Gain on settlement of debt	87,062	907	86,155	9499%
Gain on change in fair value of derivative liability	3,188,602	92,504,847	(89,316,245)	(97%)
Total other income (expense)	$2,833,270	$91,959,692	$(89,126,422)	(97%)

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The decrease in other income was primarily due to the change in fair value of derivative liability, from an accounting estimate primarily from the conversion feature of one convertible promissory note.

Liquidity and Capital Resources

As of September 30, 2023.

	September 30,	December 31,
	2023 (unaudited)	2022 (unaudited)	Change	%
Cash	$100	$210,508	$(210,408)	(100%)

Current assets	$193,142	$404,696	$(211,554)	(52%)
Current liabilities	$1,490,018	$2,987,958	$(1,497,940)	(50%)
Working capital deficiency	$(1,296,876)	$(2,583,262)	$1,286,386	(50%)

Liquidity is the ability of a company to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements, and otherwise operate on an ongoing basis. The Company has insufficient operating revenues so is currently dependent on debt financing and sale of equity to fund operations.

As shown in the accompanying financial statements, the Company had net income of $1,113,994 (unaudited) and $2,848,113 (unaudited) for the nine months ended September 30, 2023 and 2022, respectively. The Company also has an accumulated deficit of $35,586,400 (unaudited) and negative working capital of $1,296,876 (unaudited) as of September 30, 2023, as well as outstanding convertible notes payable of $221,460 (unaudited) and notes payable of $340,000 (unaudited).

As of September 30, 2023, the working capital deficiency is primarily due to the non-cash accounting estimate of a derivative liability of $512,015 (unaudited) for the valuation of the discounted variable-rate conversion features on our convertible notes, accrued interest of $202,761 (unaudited), notes payable of $340,000 (unaudited) and convertible notes payable of $221,460 (unaudited). Our derivative accounting estimates and disclosures should be read in conjunction with critical accounting policies and Notes 6 and 8 in our financial statements, as they are disclosed elsewhere in this report.

Management believes that it will need additional equity or debt financing to be able to implement its business plan. Given the lack of revenue, capital deficiency and negative working capital, there is substantial doubt about the Company’s ability to continue as a going concern.

We believe that the successful growth and operation of our business is dependent upon our ability to do the following:

•	obtain adequate sources of debt or equity financing to pay unfunded operating expenses and fund long-term business operations; and
•	manage or control working capital requirements by controlling operating expenses.

Management is attempting to raise additional capital via equity and debt offerings to sustain operations until it can market its services and achieve profitability. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

As of December 31, 2022.

	December 31,	December 31,
	2022	2021	Change	%
Cash	$210,508	$966,682	$(756,174)	(78%)
Current assets	$404,696	$1,159,724	$(755,028)	(65%)
Current liabilities	$2,987,958	$6,541,729	$(3,553,771)	(54%)
Working capital deficiency	$(2,583,262)	$(5,382,005)	$2,798,743	(52%)

Liquidity is the ability of a company to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements, and otherwise operate on an ongoing basis. The Company has insufficient operating revenues so is currently dependent on debt financing and sale of equity to fund operations.

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As shown in the accompanying financial statements, the Company has net income of $2,182,100 and $90,762,881 for the years ended December 31, 2022 and 2021, respectively. The Company also has an accumulated deficit of $36,700,394 and negative working capital of $2,583,262 as of December 31, 2022, as well as outstanding convertible notes payable of $538,256.

As of December 31, 2022, the net income and working capital deficiency is primarily due to the non-cash accounting estimate of a derivative liability of $1.76 million, for the valuation of the discounted variable-rate conversion features on our convertible notes. Our derivative accounting estimates and disclosures should be read in conjunction with critical accounting policies and Notes 6 and 8 in our financial statements, as they are disclosed elsewhere in this report.

Management believes that it will need additional equity or debt financing to be able to implement its business plan. Given the lack of revenue, capital deficiency and negative working capital, there is substantial doubt about the Company’s ability to continue as a going concern.

We believe that the successful growth and operation of our business is dependent upon our ability to do the following:

•	obtain adequate sources of debt or equity financing to pay unfunded operating expenses and fund long-term business operations; and
•	manage or control working capital requirements by controlling operating expenses.

Management is attempting to raise additional capital via equity and debt offerings to sustain operations until it can market its services and achieve profitability. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

Cash Flows

                Nine Months Ended September 30, 2023 and 2022.

	Nine Months Ended
	September 30,
	2023 (unaudited)	2022 (unaudited)	Change	%
Cash used in operating activities	$(210,408)	$(494,803)	$284,395	(57%)
Cash used in investing activities	$-	$(54,428)	$54,428	(100%)
Cash provided by financing activities	$-	$58,000	$(58,000)	(100%)
Cash and cash equivalents on hand	$100	$475,451	$(475,351)	(100%)

Operating activities. Net cash used in operating activities for the nine months ended September 30, 2023 and 2022, was $210,408 (unaudited) and $494,803 (unaudited), respectively. During the nine months ended September 30, 2023, we generated a net income of $1,134,994 (unaudited), which included significant non-cash expenses of $41,627 (unaudited) in debt discount amortization, $8,164 (unaudited) in equipment depreciation, $1,102,744 (unaudited) in change in fair value of derivative liabilities, as well as $262,530 (unaudited) in changes in operating assets and liabilities, offset by a gain on settlement of debt of $2,750,344 (unaudited). During the nine months ended September 30, 2022, we generated a net income of $2,848,113 (unaudited), which included significant non-cash expenses of $101,617 (unaudited) in debt discount amortization, $9,100 (unaudited) in stock-based compensation, gain on settlement of debt of $87,062 (unaudited), $3,628 (unaudited) in equipment amortization, and gain of $3,446,963 (unaudited) in change in fair value of derivative liabilities, as well as $76,764 (unaudited) in changes in operating assets and liabilities.

Investing activities. During the nine months ended September 30, 2023, we did not have any cash flows from investing activities. During the nine months ended September 30, 2022, we purchased equipment and software for $54,428 (unaudited).

Financing activities. During the nine months ended September 30, 2023, we did not have any cash flows from financing activities. During the nine months ended September 30, 2022, we received proceeds of $70,000 (unaudited) from convertible notes, and paid $12,000 (unaudited) in principal on a convertible note.

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Years Ended December 31, 2022 and 2021.

Operating activities.

	Years Ended
	December 31,
	2022	2021	Change	%
Cash used in operating activities	$(659,746)	$(900,934)	$241,188	(27%)
Cash used in investing activities	$(54,428)	$(7,500)	$(46,928)	626%
Cash (used in) provided by financing activities	$(42,000)	$1,813,544	$(1,855,544)	(102%)
Cash and cash equivalents on hand	$210,508	$966,682	$(756,174)	(78%)

Net cash used in operating activities for the years ended December 31, 2022 and 2021 was $659,746 and $900,934, respectively. During the year ended December 31, 2022, we generated a net income of $2,182,100, which included significant non-cash expenses of $331,204 in debt discount amortization, $9,100 in stock-based compensation, gain on settlement of debt of $87,062, $6,350 in equipment amortization, and gain of $3,188,602 in change in fair value of derivative liabilities, as well as $87,164 in changes in operating assets and liabilities. During the year ended December 31, 2021, we generated a net income of $90,762,881, which included significant non-cash expenses of $430,868 in debt discount amortization, $253,183 in stock issued for compensation, gain on settlement of debt of $907, and gain of $92,504,847 in change in fair value of derivative liabilities, as well as $157,888 in changes in operating assets and liabilities.

Investing Activities.

During the year ended December 31, 2022, we purchased equipment and software for $54,428.

During the year ended December 31, 2021, net cash used in investing activities was from $7,500 in advances to a related party.

Financing Activities. During the year ended December 31, 2022, net cash used in financing activities was $42,000, which consisted of $12,000 paid on convertible notes principal, $100,000 paid on notes payable principal and $70,000 in proceeds from issuance of convertible notes payable.

Net cash provided by financing activities for the year ended December 31, 2021 was $1,813,544, which consisted of $455,000 in proceeds from convertible notes payable, $1,247,950 from proceeds from issuance of common stock, $195,000 in proceeds from notes payable and ($84,406) in payment to settle debt.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or “U.S. GAAP.” The preparation of these financial statements in accordance with U.S. GAAP requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, assumptions and judgments. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions and the impact of such differences may be material to our financial statements.

Critical accounting policies are those policies that, in management’s view, are most important in the portrayal of our financial condition and results of operations. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. These critical accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Critical accounting estimates are those estimates made in accordance with U.S. GAAP that involve a significant level of estimation, uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operation. Those critical accounting policies and estimates that require the most significant judgment are discussed further below.

While our estimates and assumptions are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. For a discussion of the Company’s significant accounting policies, refer to Note 2 of Notes to the Financial Statements.

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Derivative Liability

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The valuation of derivative liabilities involves assumptions and estimates that are subject to uncertainty, such as the calculation of the Black Scholes volatility input. Volatility is primarily a function of the Company’s fluctuating common stock price, which is readily available. The Company cannot predict the extent to which the historical volatility of the Company’s common stock is indicative of future performance or valuation.

Stock-based Compensation

The Company issues stock, options and warrants as share-based compensation to employees and non-employees.

The Company accounts for its share-based compensation to employees and non-employees in accordance ASC 718. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period. Options and warrants issued as compensation are often subject to Black Scholes pricing, which embodies the estimates and uncertainties mentioned under ‘Derivative Liability’ above.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is not more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods, the estimation of which is subject to uncertainties regarding the Company’s ability to successfully implement its business plan and generate sufficient revenues.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of our company’s current directors and executive officers.

Name	Position	Age	Date of Appointment
Richard Ziccardi	CFO and Director	57	5/11/20
Glenn Corso	Director	60	5/11/20
Joseph A. Cosio-Barron	CEO, President, CCO and Director	73	7/22/20

Richard Ziccardi - Chief Financial Officer, Board of Director. Mr. Ziccardi is a financial professional with over 30 years of experience in Banking, Insurance and Investments with a business focus on financial products. During his working career Mr. Ziccardi has held various roles including, but not limited to: Product Manager, LOB Controller, Chief of Staff, CAO, and Global Head of Revenue and RFP Pricing while supporting the servicing of Exchange Traded Funds, Mutual Funds, Hedge Funds, Private Equity, REITs and Variable Annuities. In these capacities, Mr. Ziccardi has worked on Mergers and Acquisition integrations, Client Profitability Modelling, Revenue Maximization, Sales and Client Engagement, New Product Development, Vendor Contract Negotiations, Efficiency and Expense Reduction Initiatives, Recruiting, Hiring, Training, Employee Engagement and Retention. From 2001 – 2020, Mr. Ziccardi was employed at the Bank of New York Mellon in various roles and titles including CAO and Managing Director, up to February 2020, Mr. Ziccardi was Global Head of Revenue Control - Asset Servicing. Mr. Ziccardi holds a Bachelor of Business Administration - Accounting - Hofstra University.

Glenn Corso - Chairman of the Board. Mr. Corso has over 40 years of experience in manufacturing and business operations in Diagnostic Medical and Industrial Real Time X- Ray equipment manufacturing companies. Glenn became President and CEO of Precise Optics/Photo Medic Equipment, Inc. in 1995 and President and CEO of Tecnomed USA (Bay Shore Medical Equipment Corp.) in 1990. Since 2000, Mr. Corso has owned and operated Consol Air, Inc., a company that owns and operates a Beechcraft Baron 58P which he charters for flights around the east coast. Mr. Corso worked in all aspects of the businesses from machine shop, inspection, assembly, design and production, regulatory oversight, technical writing, and ultimately management.

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Joseph A. Cosio-Barron – CEO, President, Director of Compliance - Board of Director. Joseph A. Cosio-Barron is an accomplished professional with many years’ experience working within the intricacies of people management and regulatory legal compliance to ensure the viability of publicly held corporations listed on the stock exchanges.

From 2016 to 2019, Mr. Cosio-Barron served as President of Las Vegas Xpress, Inc., which provided passenger rail excursions in the U.S. From 2007 to 2016, Mr. Cosio-Barron served as Executive Vice President of Las Vegas Railway Express, Inc., which also provided passenger rail excursions in the U.S. From 2004 to 2007, Mr. Cosio-Barron served as President of Shearson Home Loans, a $1.3 billion national mortgage bank with 237 offices in 33 states and 1,450 employees. From 2002 to 2004, Mr. Cosio-Barron co-founded Liberty Capital, a $100 million asset management company based in Las Vegas, Nevada. From 1996 to 2002, Mr. Cosio-Barron served as the Managing Partner and President of CBS Consultants, Inc., a California Corporation which was a financial firm offering highly specialized services in development and lending for hotels, resorts, and casinos to include regulatory legal compliance. From 1991 to 1996, Mr. Cosio-Barron served as the Executive Vice President of Finet Holdings Corporation, a Delaware Corporation. As Executive Vice President, he was entirely responsible for the coordination of all regulatory legal compliance and the management of the sales of the staff for all the branch offices. From 1980 to 1990, Mr. Cosio-Barron served as President of Terra West Construction, a company, which he founded which in addition to building single-family subdivisions, strip, centers, duplex and four-plex units also developed syndications and formed limited partnerships for large-scale developments throughout California. From 1973 to 1980, Mr. Cosio-Barron served as Senior Vice-President of Multi-Financial Corporation, a California Corporation which was a real estate investment firm that both owned and managed commercial, retail, and residential income properties in Northern California.

Family Relationships

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

Employment Agreements

Joseph Cosio-Barron. On January 1, 2021, the start date of Joseph Cosio-Barron’s employment agreement with us, we entered into an Executive Agreement with Mr. Cosio-Barron (the “Agreement”), setting out his annual salary of $150,000 per year, plus the issuance of a bonus issuance of 2,000,000 shares of our Common Stock on the Agreement. On June 8, 2021, Mr. Cosio-Barron was issued 5,500,000 shares of our Common Stock as compensation. During the Term of this Agreement, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established and revised by the Board from time to time. The Agreement target annual bonus will be twenty five percent (25%) of your Base Salary in effect for such year (the “Target Bonus”), and the actual annual bonus may be more or less as determined by the Board of Directors, and will be determined based primarily upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the Board of Directors, (ii) the achievement of personal performance goals as may be established by the CEO, and (iii) the overall goals and objectives of the Company. The annual bonus will only be paid at such time and in such manner as set forth in the annual incentive compensation plan document.

Richard Ziccardi. On January 1, 2021, the start date of Richard Ziccardi’s employment agreement with us, we entered into an Executive Agreement with Mr. Ziccardi (the “Agreement”), setting out his annual salary of $150,000 per year, plus the issuance of a bonus issuance of 2,000,000 shares of our Common Stock on the Agreement. On June 8, 2021 Mr. Ziccardi was issued 4,666,667 shares of our Common Stock as compensation. During the Term of this Agreement, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established and revised by the Board from time to time. The Agreement target annual bonus will be twenty five percent (25%) of your Base Salary in effect for such year (the “Target Bonus”), and the actual annual bonus may be more or less as determined by the CEO, and will be determined based primarily upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the CEO, (ii) the achievement of personal performance goals as may be established by the CEO, and (iii) the overall goals and objectives of the Company. The annual bonus will only be paid at such time and in such manner as set forth in the annual incentive compensation plan document.

Involvement in Certain Legal Proceedings

None of our directors and executive officers has been involved in any legal or regulatory proceedings, as set forth in Item 401 of Regulation S-K, during the past ten years.

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Committees of the Board

Our business, property and affairs are managed by or under the direction of the Board. Members of the Board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the Board. We have not previously had an audit committee, compensation committee or nominations and governance committee.

Audit Committee. We currently do not have an acting audit committee, and our Board of Directors currently acts as our audit committee.

Audit Committee Financial Expert. We do not have an audit committee and thus do not have an audit committee financial expert.

Compensation Committee. We do not presently have a compensation committee. Our Board currently acts as our compensation committee.

Director Independence

For purposes of determining independence, we have adopted the definition of “independence” contained in the NASDAQ Market Place Rules. Pursuant to the definition, the company has determined that Elizabeth Ryba qualifies as independent.

Code of Ethics

We expect that we will adopt a code of business conduct and ethics that applies to all our employees, officers and directors, including those officers responsible for financial reporting. Once adopted, we will make the code of business conduct and ethics available on our website at www.maptelligent.com. We intend to post any amendments to the code, or any waivers of its requirements, on our website. No information found on our company’s website is part of this Offering Circular.

Conflicts of Interest

Certain of our officers and directors are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office or serve on a board of directors. As a result, certain conflicts of interest may arise between our company and these officers and directors. We will attempt to resolve such conflicts of interest in favor of our company. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that these officers and directors exercise good faith and integrity in handling our company’s affairs. A shareholder may be able to institute legal action on behalf of our company or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to us.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our CEO, Joseph Cosio-Barron, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Mr. Cosio-Barron collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation awarded to, earned by, or paid to the following “named executive officers,” which is defined as follows:

(a)	all individuals serving as our principal executive officer during the year ended December 31, 2023; and
(b)	each of our two other most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2023.

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We did not have any individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer as of the fiscal year ended December 31, 2022.

	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Position	Year	($)	($)	($)(1)	($)	($)	($)	($)

Joseph A. Cosio-Barron(2)	2023	150,000	-	4,500	-	-	-	154,500
CEO and President	2022	150,000	-	-	-	-	-	150,000

Richard Ziccardi(3)	2023	150,000	-	4,500	-	-	-	154,500
CFO and Treasurer	2022	150,000	-	-	-	-	-	150,000

_________

(1)

For valuation purposes, the dollar amount shown is calculated based on the grant date fair value computed in accordance with FASB ASC Topic 718. The number of shares granted, the grant date, and the market price of such shares are set forth below.

(2)	Joseph A. Cosio-Barron has served as our Chief Executive Officer from February 28, 2021, through the present. Mr. Cosio-Barron was appointed a Director of the Board on July 27, 2020.
(3)	Richard Ziccardi has served as our Chief Financial Officer from October 9, 2020, through the present.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Cosio-Barron	-	-	-	-	n/a	-	n/a	-	-
Richard Ziccardi	-	-	-	-	n/a	-	n/a	-	-

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our board of directors in the future. We do not have any material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our board of directors.

Employment Agreements

Joseph Cosio-Barron. On January 1, 2021, the start date of Joseph Cosio-Barron’s employment agreement with us, we entered into an Executive Agreement with Mr. Cosio-Barron (the “Agreement”), setting out his annual salary of $150,000 per year, plus the issuance of a bonus issuance of 2,000,000 shares of our Common Stock on the Agreement. On June 8, 2021, Mr. Cosio-Barron was issued 5,500,000 shares of our Common Stock as compensation. During the Term of this Agreement, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established and revised by the Board from time to time. The Agreement target annual bonus will be twenty five percent (25%) of your Base Salary in effect for such year (the “Target Bonus”), and the actual annual bonus may be more or less as determined by the Board of Directors, and will be determined based primarily upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the Board of Directors, (ii) the achievement of personal performance goals as may be established by the CEO, and (iii) the overall goals and objectives of the Company. The annual bonus will only be paid at such time and in such manner as set forth in the annual incentive compensation plan document.

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Richard Ziccardi. On January 1, 2021, the start date of Richard Ziccardi’s employment agreement with us, we entered into an Executive Agreement with Mr. Ziccardi (the “Agreement”), setting out his annual salary of $150,000 per year, plus the issuance of a bonus issuance of 2,000,000 shares of our Common Stock on the Agreement. On June 8, 2021 Mr. Ziccardi was issued 4,666,667 shares of our Common Stock as compensation. During the Term of this Agreement, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established and revised by the Board from time to time. The Agreement target annual bonus will be twenty five percent (25%) of your Base Salary in effect for such year (the “Target Bonus”), and the actual annual bonus may be more or less as determined by the CEO, and will be determined based primarily upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the CEO, (ii) the achievement of personal performance goals as may be established by the CEO, and (iii) the overall goals and objectives of the Company. The annual bonus will only be paid at such time and in such manner as set forth in the annual incentive compensation plan document.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We do not have any contracts, agreements, plans, or arrangements, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement, or other termination of our directors or executive officers, or a change in control of our company or a change in our directors’ or executive officers’ responsibilities following a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us relating to the beneficial ownership of shares of our voting securities by: each person who is known by us to be the beneficial owner of more than 5% of our outstanding voting stock; each director; each named executive officer; and all named executive officers and directors as a group. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date; provided, however, that shares underlying (1) awarded warrants to purchase shares our common stock and (2) options to purchase shares of our common stock under any employee stock plan are not included. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse. The address of each of the listed shareholders is c/o Maptelligent, Inc., 2831 St. Rose Pkwy, Suite 200, Henderson, Nevada 89052.

	Common Stock Ownership Before This Offering		Common Stock Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned(1)	Number of Shares Beneficially Owned	% Beneficially Owned(2)
Executive Officers and Directors
Glenn Corso	9,375,000	1.18%	9,375,000	*
Richard Ziccardi	24,316,667	3.07%	24,316,667	*
Joseph Cosio-Barron	25,308,226	3.19%	25,308,226	*
All officers and directors, as a group (3 persons)	58,999,893	7.44%	58,999,893	*

*	Less than 1%.
(1)	Based on 792,627,447 shares outstanding, before this offering.
(2)	Based on 4,125,960,780 shares outstanding, assuming the sale of all of the Offered Shares, after this offering.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

Joseph Cosio-Barron. On January 1, 2021, the start date of Joseph Cosio-Barron’s employment agreement with us, we entered into an Executive Agreement with Mr. Cosio-Barron (the “Agreement”), setting out his annual salary of $150,000 per year, plus the issuance of a bonus issuance of 2,000,000 shares of our Common Stock on the Agreement. On June 8, 2021, Mr. Cosio-Barron was issued 5,500,000 shares of our Common Stock as compensation. During the Term of this Agreement, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established and revised by the Board from time to time. The Agreement target annual bonus will be twenty five percent (25%) of your Base Salary in effect for such year (the “Target Bonus”), and the actual annual bonus may be more or less as determined by the Board of Directors, and will be determined based primarily upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the Board of Directors, (ii) the achievement of personal performance goals as may be established by the CEO, and (iii) the overall goals and objectives of the Company. The annual bonus will only be paid at such time and in such manner as set forth in the annual incentive compensation plan document.

Richard Ziccardi. On January 1, 2021, the start date of Richard Ziccardi’s employment agreement with us, we entered into an Executive Agreement with Mr. Ziccardi (the “Agreement”), setting out his annual salary of $150,000 per year, plus the issuance of a bonus issuance of 2,000,000 shares of our Common Stock on the Agreement. On June 8, 2021 Mr. Ziccardi was issued 4,666,667 shares of our Common Stock as compensation. During the Term of this Agreement, Executive will be entitled to participate in an annual incentive compensation plan of the Company, as established and revised by the Board from time to time. The Agreement target annual bonus will be twenty five percent (25%) of your Base Salary in effect for such year (the “Target Bonus”), and the actual annual bonus may be more or less as determined by the CEO, and will be determined based primarily upon (i) the achievement of certain corporate performance goals, as may be established and approved by from time to time by the CEO, (ii) the achievement of personal performance goals as may be established by the CEO, and (iii) the overall goals and objectives of the Company. The annual bonus will only be paid at such time and in such manner as set forth in the annual incentive compensation plan document.

EXPERTS

Heaton & Company, PLLC (dba Pinnacle Accountancy Group of Utah), an independent registered public accounting firm, has audited our financial statements at December 31, 2022 and 2021, as set forth in its report. We have included our financial statements in this Offering Circular in reliance on Heaton & Company, PLLC’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the website is www.sec.gov.

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INDEX TO FINANCIAL STATEMENTS

Maptelligent, Inc.

Unaudited Financial Statements for the Nine Months Ended September 30, 2023

Maptelligent, Inc.

Audited Financial Statements for the Years Ended December 31, 2022 and 2021

F-1

MAPTELLIGENT, INC.

BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$100	$210,508
Prepaid expenses	-	1,146
Other receivables	193,042	193,042
Total current assets	193,142	404,696

Noncurrent assets
Equipment, net	39,914	48,078
Total Assets	$233,056	$452,774

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$113,512	$5,402
Accrued payroll	100,250	100,250
Accrued interest	202,053	247,858
Accrued interest - related parties	708	-
Convertible notes payable to related parties	103,200	-
Notes payable	340,000	340,000
Convertible notes payable	118,260	538,256
Derivative liability	512,035	1,756,192
Total Current Liabilities	1,490,018	2,987,958

Total Liabilities	1,490,018	2,987,958

Stockholders' Deficit
Preferred stock: 2,011,000 authorized; $0.00001 par value;
Preferred A, 1,000,000 shares designated, 98,796 shares issued and outstanding	1	1
Preferred C, 1,000 shares designated, 20 shares issued and outstanding	-	-
Common stock: 10,000,000,000 authorized; $0.00001 par value 792,627,447 and 523,559,178 shares issued and outstanding, respectively	7,927	5,236
Additional paid in capital	34,321,510	34,159,973
Accumulated deficit	(35,586,400)	(36,700,394)
Total Stockholders' Deficit	(1,256,962)	(2,535,184)
Total Liabilities and Stockholders' Deficit	$233,056	$452,774

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

MAPTELLIGENT, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenue	$-	$-	$-	$-

Operating expenses
General and administrative	36,322	38,247	103,470	112,130
Professional fees	33,040	37,441	109,382	143,240
Compensation and payroll taxes	69,663	84,329	229,258	243,139
Total operating expenses	139,025	160,017	442,110	498,509

Net loss from operations	(139,025)	(160,017)	(442,110)	(498,509)

Other income (expense)
Interest expense	(14,202)	(34,556)	(91,496)	(187,403)
Gain (loss) on change in fair value of derivative liability	89,803	(145,003)	(1,102,744)	3,446,963
Gain on settlement of debt	-	400	2,750,344	87,062
Total other income (expense)	75,601	(179,159)	1,556,104	3,346,622

Income before income taxes	(63,424)	(339,176)	1,113,994	2,848,113
Provision for income taxes	-	-	-	-
Net income	$(63,424)	$(339,176)	$1,113,994	$2,848,113

Basic income per Common Share	$(0.00)	$(0.00)	$0.00	$0.01
Diluted income per Common Share	$(0.00)	$(0.00)	$0.00	$(0.00)
Basic weighted average number of common shares outstanding	772,255,164	449,388,895	723,702,377	350,748,875
Diluted weighted average number of common shares outstanding	2,478,877,244	1,250,680,809	2,430,716,587	1,834,116,733

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

MAPTELLIGENT, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

For the Nine Months Ended September 30, 2023 and 2022

(Unaudited)

	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - December 31, 2022	98,796	$1	20	$-	523,559,178	$5,236	$34,159,973	$(36,700,394)	$(2,535,184)

Stock issued for notes and interest conversion	-	-	-	-	229,818,269	2,298	53,603	-	55,901
Relief of derivative liability on conversion of convertible notes	-	-	-	-	-	-	97,450	-	97,450
Net income	-	-	-	-	-	-	-	(1,357,263)	(1,357,263)
Balance - March 31, 2023	98,796	$1	20	$-	753,377,447	$7,534	$34,311,026	$(38,057,657)	$(3,739,096)

Net income	-	-	-	-	-	-	-	2,534,681	2,534,681
Balance - June 30,2023	98,796	$1	20	$-	753,377,447	$7,534	$34,311,026	$(35,522,976)	$(1,204,415)

Stock issued for compensation - related party	-	-	-	-	39,250,000	393	10,484	-	10,877
Net loss	-	-	-	-	-	-	-	(63,424)	(63,424)
Balance - September 30, 2023	98,796	$1	20	$-	792,627,447	$7,927	$34,321,510	$(35,586,400)	$(1,256,962)

	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - December 31, 2021	98,796	$1	20	$-	246,296,788	$2,463	$33,498,025	$(38,882,494)	$(5,382,005)

Stock issued for notes and interest conversion	-	-	-	-	23,100,476	231	56,207	-	56,438
Stock issued for accounts payable	-	-	-	-	225,000	2	1,798	-	1,800
Stock issued for stock payable	-	-	-	-	2,000,000	20	20,480	-	20,500
Net income	-	-	-	-	-	-	-	1,692,974	1,692,974
Balance - March 31, 2022	98,796	$1	20	$-	271,622,264	$2,716	$33,576,510	$(37,189,520)	$(3,610,293)

Stock issued for notes and interest conversion	-	-	-	-	140,264,518	1,403	149,060	-	150,463
Stock issued for stock payable	-	-	-	-	2,550,000	26	12,224	-	12,250
Net income	-	-	-	-	-	-	-	1,494,315	1,494,315
Balance - June 30,2022	98,796	$1	20	$-	414,436,782	$4,145	$33,737,794	$(35,695,205)	$(1,953,265)

Stock issued for notes and interest conversion	-	-	-	-	38,940,972	389	27,649	-	28,038
Stock issued for compensation	-	-	-	-	300,000	3	447	-	450
Net loss	-	-	-	-	-	-	-	(339,176)	(339,176)
Balance - September 30, 2022	98,796	$1	20	$-	453,677,754	$4,537	$33,765,890	$(36,034,381)	$(2,263,953)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

MAPTELLIGENT, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2023	2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,113,994	$2,848,113
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt discount	41,627	101,617
Depreciation of equipment	8,164	3,628
Common stock issued for compensation	10,877	9,100
Change in fair value of derivative liability	1,102,744	(3,446,963)
Gain on settlement of debt	(2,750,344)	(87,062)
Changes in operating assets and liabilities:
Accounts payable	108,110	(4,031)
Accrued payroll	103,200	(1,943)
Accrued interest	49,366	84,572
Accrued interest - related parties	708	-
Prepaid expenses	1,146	(1,834)
Net Cash used in Operating Activities	(210,408)	(494,803)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	-	(54,428)
Net Cash used in Investing Activities	-	(54,428)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	-	70,000
Repayments on convertible notes payable	-	(12,000)
Net Cash provided by Financing Activities	-	58,000

Net change in cash	(210,408)	(491,231)
Cash, beginning of period	210,508	966,682
Cash, end of period	$100	$475,451

Supplemental cash flow information
Cash paid for interest	$-	$1,250
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Conversion of notes payable and accrued interest to common stock	$55,901	$234,939
Common stock issued for stock payable	$-	$33,200
Common stock issued for payment of accounts payable	$-	$1,800
Derivative liability recognized as debt discounts	$26,374	$-
Relief of derivative liability on conversion of convertible notes	$97,450	$-
Convertible notes issued for wages	$103,200	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-5

MAPTELLIGENT, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS:

The Company is a Nevada corporation, originally formed as a Utah corporation under the name State Cycle, Inc. on August 7, 1974. The Company re-domiciled to the state of Nevada and changed its name to X Rail Enterprises, Inc. on November 5, 2015, at which time its primary business changed from mining to rail transportation, passenger excursions, rail car construction and rail related operations and services. Effective November 4, 2017, the Company changed its name to Las Vegas Xpress, Inc. On April 13, 2020, the Company entered into an asset purchase agreement (the “Agreement”) with an entity affiliated with the Company’s CEO, whereby the Company would acquire certain intellectual property in connection with a planned change in business to assist first responders with data access and transfer in times of crisis using geospatial technology.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation:

The accompanying unaudited interim financial statements of Maptelligent, Inc., (the “Company”) are condensed and have been prepared in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. These statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. However, the results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2023 or any other future period. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2022.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Amounts could materially change in the future.

Cash and Cash Equivalents:

The Company considers all highly liquid holdings with maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments:

The Company follows ASC 820, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active; or directly or indirectly including inputs in markets that are not considered to be active;

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

F-6

The following table summarizes fair value measurements by level, measured at fair value on a recurring basis:

September 30, 2023	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	$-	$-	$512,035	$512,035

December 31, 2022	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	$-	$-	$1,756,192	$1,756,192

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Equipment

Equipment, consisting of geospatial scanners and software is reported at cost less accumulated depreciation and impairment, if any. Depreciation expense is recognized over the assets’ estimated useful lives of five years using the straight-line method. Major additions and improvements are capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company has early adopted the ASU and determined that there has been no material impact to the financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company used net cash in operating activities of $210,408 for the nine months ended September 30, 2023, and had an accumulated deficit of $35,586,400 and a negative working capital of $1,296,876 as of September 30, 2023. Management believes that it will need additional equity or debt financing to be able to implement its business plan. Given the lack of revenue, capital deficiency and negative working capital, there is substantial doubt about the Company’s ability to continue as a going concern.

Management is attempting to raise additional equity and debt to sustain operations until it can market its services and achieve profitability. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

F-7

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 - EQUIPMENT

	September 30, 2023			December 31, 2022
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Equipment	$50,753	$(13,534)	$37,219	$50,753	$(5,921)	$44,832
Software	3,675	(980)	2,695	3,675	(429)	3,246
Total equipment	$54,428	$(14,514)	$39,914	$54,428	$(6,350)	$48,078

Depreciation expense for the nine months ending September 30, 2023 and 2022, was $8,164 and $3,628, respectively.

NOTE 5 - NOTES PAYABLE

The Company has notes payable as follows:

	September 30,	December 31,
	2023	2022

Notes payable	$340,000	$340,000
	340,000	340,000
Less debt discount	-	-
Total outstanding notes payable	$340,000	$340,000

During the nine months ended September 30, 2023 and 2022, the Company recorded debt discount amortization of $0 and $55,292, respectively, and interest expense of $30,516 and $39,492, respectively. As of September 30, 2023 and December 31, 2022, the Company had accrued interest of $132,184 and $101,668, respectively.

Notes payable issued in Fiscal year 2020

On December 10, 2020 (the “Closing Date”), the Company entered into a Securities Purchase Agreement (the “SPA”), pursuant to which the Company purchased two promissory notes, each with a principal amount of $220,000, for a total principal amount of $440,000. The first Note (“Initial Note”) was issued by the Company on the Closing Date and second Note was issued in February 2021. The Initial Note has an interest rate of 12% per annum and a maturity date of June 10, 2022. The Company received $195,000 from the Initial Note and recorded $25,000 as debt discount. In addition to the Initial Note, on the Closing Date, the Company issued a warrant (“Warrant”) to acquire 146,667 shares of Common Stock at an exercise price of $1.50 per share. The Warrant contains a cashless exercise provision and expires on the fifth anniversary of the Warrant’s issuance date. The Company identified conversion features embedded within warrants issued during the period ended December 31, 2020. The Company has determined that the conversion feature of the Warrants represents an embedded derivative since the conversion price includes a reset provision which could cause adjustments upon conversion. The Company accounted for the issuance of the Warrants as a derivative and recorded derivative liability of $92,400 as debt discount. During the year ended December 31, 2020, the Company recorded amortization of discount of $6,755. Any amount of Principal or Interest on the Initial Note which is not paid when due shall bear interest at the rate of the lesser of twenty-four percent (24%) per annum and the maximum amount permitted under law from the due date thereof until the same is paid. In October of 2022, the Initial Note was amended for payments to be made: $50,000 in October 2022, $50,000 in December 2022 and $120,000 plus all accrued interest in March 2023.  As of September 30, 2023 the October 2022 scheduled payment was made, the December 2022 and March 2023 scheduled payments were not made, consequently the Note is currently in default.

F-8

Notes payable issued in Fiscal year 2021

On February 10, 2021, the second note payable (“Second Note”), as part of the Securities Purchase Agreement entered into on the Closing Date was issued. The Second Note has an interest rate of 12% per annum and a maturity date of August 10, 2022. The Company received $195,000 and recorded $25,000 as debt discount. In addition, the Company issued a warrant to acquire 146,667 shares of Common Stock at an exercise price of $1.50 per share. The Company has determined that the conversion feature of the Warrants represents an embedded derivative since the conversion price includes a reset provision which could cause adjustments upon conversion. The Company accounted for the issuance of the Warrants as a derivative and recorded derivative liability of $31,533 as debt discount. During the year ended December 31, 2021, on the two notes the Company recorded total amortization of debt discount of $111,886. Any amount of Principal or Interest on the Second Note which is not paid when due shall bear interest at the rate of the lesser of twenty-four percent (24%) per annum and the maximum amount permitted under law from the due date thereof until the same is paid. In October of 2022, the Second Note was amended for payments to be made: $50,000 in October 2022, $50,000 in December 2022 and $120,000 plus all accrued interest in March 2023.  As of September 30, 2023 the October 2022 scheduled payment was made, the December 2022 and March 2023 scheduled payments were not made and the Note is in default.

On June 1, 2023, the Securities and Exchange Commission (the “SEC”) filed an action in the United States District Court District of Massachusetts Case No. 1:23-cv-11233, against Auctus Fund Management, LLC (“Auctus Management”) and its co-owners Alfred Sollami of Brookline, Massachusetts and Louis Posner of Mansfield, Massachusetts, for failing to register as securities dealers with the SEC. Auctus Management, Sollami, and Posner allegedly bought and sold billions of newly-issued shares of microcap securities through their fund Auctus Fund, LLC (“Auctus Fund”), generating millions of dollars in profit, without registering as dealers or associating with a registered dealer, as required by the federal securities laws. Auctus Management, Sollami, and Posner allegedly purchased through Auctus Fund notes from more than 150 separate issuers and sold more than 60 billion shares of newly issued stock into the market, generating gross stock sale profits of over $100 million between 2017 and 2021 alone. We are not certain how or if the outcome of this case will affect our Company.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

The Company has convertible notes payable as follows:

	September 30,	December 31,
	2023	2022

Promissory note, dated June 2, 2017, bearing interest of 4% annually, payable within a year	$18,260	$18,260
Promissory note, dated January 5, 2018, bearing interest of 10% annually, payable on July 5, 2018	-	33,249
Promissory note, dated April 20, 2018, bearing interest of 12% annually, payable on April 20, 2019	50,000	50,000
Promissory note, dated April 30, 2018, bearing interest of 12% annually, payable on April 30, 2019	50,000	50,000
Promissory note, dated November 23, 2020, bearing interest of 10% annually, payable on November 23, 2021	-	200,000
Promissory note, dated February 12, 2021, bearing interest of 10% annually, payable on February 12, 2022	-	50,000
Promissory note, dated March 29, 2021, bearing interest of 10% annually, payable on March 29, 2022	-	100,000
Promissory note, dated April 29, 2022, bearing interest of 10% annually, payable on April 29, 2023	-	12,750
Promissory note, dated July 14, 2022, bearing interest of 10% annually, payable on July 14, 2023	-	39,250
Promissory note, dated August 2, 2023, bearing interest of 8.5% annually, payable on demand.	51,600	-
Promissory note, dated August 2, 2023, bearing interest of 8.5% annually, payable on demand.	51,600	-
Convertible notes before debt discount	221,460	553,509
Less debt discount	-	(15,253)
Total outstanding convertible notes payable	$221,460	$538,256

During the nine months ended September 30, 2023 and 2022, the Company recognized interest expense of $19,556 and $46,331 and amortization of debt discount, included in interest expense, of $41,627 and $46,325, respectively. During the nine months ended September 30, 2023 and 2023, the Company made principal payments of $0 and $12,000.  As of September 30, 2023 and December 31, 2022, the Company recorded accrued interest of $69,867 and $146,190, respectively.

F-9

Conversion

During the nine months ended September 30, 2023, the Company converted convertible note principal of $52,000 and accrued interest of $3,901 for total debt of $55,901 into 229,818,269 shares of common stock. The corresponding derivative liabilities at the dates of conversion of $97,450, was settled through additional paid in capital.

During the nine months ended September 30, 2022, the Company converted convertible note principal of $223,750 and accrued interest of $11,189 for total debt of $234,939 into 202,305,966 shares of common stock. The derivative liability of $84,011 corresponding to the settlement of a certain convertible note, was included in gain on settlement of debt.

Settlement

During the nine months ended September 30, 2023, the Company had returned to it certain outstanding convertible notes payable pursuant to a judgment on May 2, 2023 in the case captioned SEC V. GPL Ventures et al. 21 Civ. 6814 (S.D.N.Y.) requiring GPL Ventures to surrender all unconverted convertible notes in their entirety to certain issuers identified in the judgement (Note 9), upon the surrender of the GPL Notes, such Notes were cancelled on the books and records of the Company.  Based on the cancellation of these convertible notes the Company wrote off $383,249 in outstanding principal, $91,270 in accrued interest and $2,275,825 in derivative liabilities for a total of $2,750,344 included in gain on settlement of debt.

The SEC has set-up a Fair Fund. However, there is no certainty that the Company will receive a settlement sum from the Fair Fund.

The Company has entered into various convertible notes with variable conversion rates that create derivative liabilities. A description of outstanding convertible notes payable is as follows:

Promissory Notes - Issued in fiscal year 2017

During the year ended December 31, 2017, the Company issued a total of $19,100 of notes with the following terms:

•	Terms of 12 months due on demand.
•	Annual interest rate of 4%.
•	Convertible at the option of the holders at issuance.
•	Conversion prices are typically based on the discounted (60% discount) lowest trading prices of the Company’s shares during various periods prior to conversion, the closing sale price.
•	Notes are currently in default.

Promissory Notes - Issued in fiscal year 2018

During the year ended December 31, 2018, the Company issued a total of $100,000 of notes with the following terms:

•	Terms are 12 months.
•	Annual interest rates of 12%.
•	Convertible at the option of the holders at issuance.
•	Conversion prices are typically based on the discounted (50% discount) average closing prices or lowest trading prices of the Company’s shares during various periods prior to conversion.
•	Notes are currently in default.

Promissory Notes - Issued in fiscal year 2023

During the nine months ended September 30, 2023, the Company issued a total of $103,200 of notes to two officers of the Company with the following terms:

•	Terms are due on demand.
•	Annual interest rates of 8.5%.
•	Convertible at the option of the holders after 60 days of issuance.
•	Conversion prices are typically based on the discounted (20% discount) closing price on the day of conversion.

F-10

Derivative liabilities

The Company determined that the exercise feature of the warrants met the definition of a liability in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock. The Company will bifurcate the embedded conversion option in the note once the note becomes convertible and account for it as a derivative liability. The fair value of the warrants was recorded as a debt discount being amortized to interest expense over the term of the note.

The Company assessed its convertible notes in accordance with ASC 815 and determined the were derivative liabilities associated with the convertible notes.

The Company valued the conversion features using the Black Scholes valuation model. The fair value of the derivative liability for the note that became convertible for the nine months ended September 30, 2023 amounted to $0. The fair value of the derivative liability for all the notes and warrants that became convertible for the year ended December 31, 2022 amounted to $305,707. $238,339 of the value assigned to the derivative liability was recognized as a debt discount to the notes while the balance of $67,368 was recognized as a “day 1” derivative loss.

NOTE 7 - WARRANTS

During the year ended December 31, 2021, the Company issued 146,667 warrants with an exercise price of $1.50 per common share, for a period of 5 years (Note 5).

The Company determined that the warrants qualify for derivative accounting as a result of the reset feature, which led to no explicit limit to the number of shares to be delivered upon future settlement of the conversion options.

The following summarizes the Company’s warrant activity:

	Warrants	Weighted average exercise price	Weighted average remaining life (Year)
Outstanding - December 31, 2021	293,334	$1.50	4.03

Granted	-	-	-
Outstanding - December 31, 2022	293,334	$1.50	3.03

Granted	-	-	-
Outstanding – September 30, 2023	293,334	$1.50	2.28

The intrinsic value of the warrants as of September 30, 2023 is $0. All of the outstanding warrants are exercisable as of September 30, 2023.

NOTE 8 - DERIVATIVE INSTRUMENTS

The Company analysed the conversion options in its convertible notes and warrants for derivative accounting consideration under ASC 815, Derivatives and Hedging, and determined that the instrument should be classified as a liability since the discounted variable-rate conversion option becomes effective at issuance resulting in there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options.

Fair Value Assumptions Used in Accounting for Derivative Liabilities.

ASC 815 requires we assess the fair market value of derivative liability at the end of each reporting period and recognize any change in the fair market value as other income or expense item.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of September 30, 2023. The Black-Scholes model requires six basic data inputs: the exercise or strike price, expected time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each convertible note is estimated using the Black-Scholes valuation model.

F-11

The estimated fair values of the liabilities measured on a recurring basis are as follows:

The following table summarizes the changes in the derivative liabilities:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2023	2022
Expected life in years	0.75 - 2.87 years	0.82 - 3.37 years
Stock price volatility	284% - 498%	161% - 1007%
Discount rate	4.64% - 5.03%	0.97% - 4.25%
Expected dividends	None	None

The aggregate (gain) loss on derivatives was as follows:

Fair Value Measurements Using Significant Observable Inputs (Level 3)

Balance - December 31, 2021	$5,159,248

Addition of new derivatives recognized as debt discounts	238,339
Addition of new derivatives recognized as loss on derivatives	67,368
Settled upon conversion of debt	(452,793)
Gain on change in fair value of the derivative	(3,255,970)
Balance - December 31, 2022	$1,756,192

Addition of new derivatives recognized as debt discounts	26,374
Settled upon conversion of debt	(97,450)
Relief on note settlement	(2,275,825)
Loss on change in fair value of the derivative	1,102,744
Balance - September 30, 2023	$512,035

	September 30,	September 30,
	2023	2022
Addition of new derivatives recognized as loss on derivatives	$-	$-
Change in fair value of the derivative	1,102,744	(3,446,963)
	$1,102,744	$(3,446,963)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company takes the short-term exemption from ASC 842, “Leases,” as it rents an office at 2831 St. Rose Pkwy, Henderson, Nevada on month-to-month basis for $75 a month.

F-12

Litigation

On July 15, 2022, the Company filed a lawsuit with the Eight Circuit District Court in Clark County, Nevada, naming Albert Koenigsberg and Geocommand, Inc. as defendants. The Company sought relief for breach of contract, breach of the covenant of good faith and fair dealing, conversion, unjust enrichment, and breach of fiduciary duty. The Company’s allegations included, among other claims, that Mr. Koenigsberg, during his prior time as an executive of the Company, utilized unauthorized funds, entered into improper agreements, and unaccounted for the Company’s finances. On or about December 30, 2022, the Company was successful in obtaining a total judgment of $57,320.94 against Geocommand solely, with interest continuing to accrue until paid in full, as follows:

1)	The principal sum of $43,500;
2)

Interest calculated at 6.75% on the principal amount from the date of service of the Complaint, August 11, 2022, until this judgment is paid in full, calculated at $8.05 per day, which amounts to $3,340.75 through September 30, 2023, which amount continues to accrue unless and until paid in full; and

3)	Reasonable attorneys’ fees in the amount of $10,892.50; and
4)	Costs of suit in the amount of $1,785.34.

The matter as it relates to defendant Albert Koenigsberg is ongoing and is scheduled to go to trial next year. Mr. Albert Koenigsberg has passed away and the court has not yet scheduled a date against the estate of Mr. Albert Koenigsberg et al.

On August 13, 2021, the SEC filed a complaint in the United States District Court for the Southern District of New York against multiple defendants, which include GPL Ventures LLC, Alexander Dillon, and Cosmin Panait, among other parties (altogether “Defendants”). The Complaint indicates that the Defendants participated in a penny stock fraud scheme. The SEC also charged certain of the Defendants with operating as unregistered dealers and obtained emergency relief to halt their ongoing conduct. Additionally, the complaint alleges that Defendants falsely represented to their brokers that GPL Ventures was not involved in any stock promotions with respect to the shares GPL Ventures was depositing and selling into the market. Furthermore, the complaint also charges Dillon, Panait and the GPL entities with operating as unregistered dealers, and given their ongoing conduct, the SEC sought and obtained an order temporarily restraining these defendants and freezing their assets until further order of the Court.  On June 12, 2023, the Company was notified by GPL that it hereby surrenders the unconverted GPL Notes in their entirety along with any other unconverted convertible notes which GPL holds in the Company. The GPL Notes are surrendered due to a judgment entered into against GPL and its related parties on May 2, 2023 in case captioned SEC v. GPL Ventures et al., 21 Civ. 6814 (S.D.N.Y.). The judgment requires GPL to surrender to the respective issuers all unconverted convertible notes in their entirety associated with certain issuers identified in an appendix to the judgment. Upon the surrender of the GPL Notes, such Notes were cancelled on the books and records of the Company. Additionally, the SEC has set-up a Fair Fund. However, there is no certainty that we will receive a settlement sum from the said Fair Fund.

Other than disclosed above, there are no other actions, suits, proceedings, inquiries or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

As of the date of this Quarterly Report on Form 10-Q, except as set forth herein, management believes that there are no claims against us, which it believes will result in a material adverse effect on our business or financial condition.

NOTE 10 - EQUITY

Authorization of Common and Preferred Stock

The Company is authorized to issue 10,000,000,000 shares of common stock and 1,000,000 shares of preferred A (each share convertible on one for one base for common stock, no voting rights), 10,000 shares of preferred A-2 (each share convertible into four times the sum of all shares of common stock issued and outstanding with the same voting rights), 1,000,000 shares of preferred B (each share convertible into 10 shares of common stock and has 10 votes for any election) and 1,000 shares of preferred C (each share is not convertible and has voting rights equal to four times the sum of total common stock shares issued and outstanding plus the total number of series B, A and A-2 that are issued and outstanding).

Preferred A Stock

As of September 30, 2023 and December 31, 2022, 98,796 shares of the Company’s Preferred A Stock were issued and outstanding.

Preferred C Stock

As of September 30, 2023 and December 31, 2022, 20 shares of the Company’s Preferred C Stock were issued and outstanding.

F-13

Common Stock

During the nine months ended September 30, 2023, the Company issued 269,068,269 common shares as follows:

•	229,818,269 common shares for conversion of debt of $55,901.
•	1,250,000 shares of common stock for a consulting agreement with a director of the company for $375.
•	18,000,000 shares of common stock for director fees of $4,500.
•	20,000,000 shares of common stock for compensation to two officers $6,000.

During the nine months ended September 30, 2022, the Company issued 168,139,994 common shares as follows:

•	163,364,994 shares of common stock for conversion of debt of $206,901.
•	4,550,000 shares of common stock for stock payable of $32,750.
•	225,000 shares of common stock for payment of accounts payable of $1,800.

NOTE 11 - NET INCOME (LOSS) PER COMMON SHARE

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the periods. Diluted net income per common share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of convertible preferred stock and convertible notes that are computed using the if-converted method, and outstanding warrants that are computed using the treasury stock method. Antidilutive stock awards consist of stock options that would have been antidilutive in the application of the treasury stock method.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Numerator:
Net income (loss)	$(63,424)	$(339,176)	$1,113,994	$2,848,113
(Gain) loss on change in fair value of derivatives	(89,803)	145,003	1,102,744	(3,446,963)
Interest on convertible debt	17,245	17,245	19,556	43,634
Net income (loss) – diluted	$(135,982)	$(176,928)	$2,236,294	$(555,216)

Denominator:
Weighted average common shares outstanding	772,255,164	346,056,944	723,702,377	350,748,875
Effect of dilutive shares	1,706,622,080	801,291,914	1,707,014,210	1,483,367,858
Diluted	2,478,877,244	1,147,348,858	2,430,716,587	1,834,116,733

Net income (loss) per common share:
Basic	$(0.00)	$(0.00)	$0.00	$0.01
Diluted	$(0.00)	$(0.00)	$0.00	$(0.00)

For the three and nine months ended September 30, 2023, the convertible instruments and warrants are anti-dilutive and therefore, have been excluded from loss per share.

F-14

NOTE 12 – RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2023, the Company:

Issued a total of $103,200 of notes to two officers of the Company for wages (Note 6), with the following terms:

•	Terms are due on demand.
•	Annual interest rates of 8.5%.
•	Convertible at the option of the holders after 60 days of issuance.
•	Conversion prices are typically based on the discounted (20% discount) closing price on the day of conversion.

 Issued common stock as follows (Note 10):

•	1,250,000 shares of common stock for a consulting agreement with a director of the company for $375.
•	18,000,000 shares of common stock for director fees of $4,500.
•	20,000,000 shares of common stock for compensation to two officers for $6,000.

NOTE 13 - SUBSEQUENT EVENTS

The Company analyzed events occurring subsequent to September 30, 2023 through the date these financial statements were issued and noted no items requiring disclosure.

F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Maptelligent, Inc.

Henderson, NV

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Maptelligent, Inc. (the Company) as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered recurring losses since inception and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2018.

Pinnacle Accountancy Group of Utah

Farmington, Utah

March 31, 2023

F-16

MAPTELLIGENT, INC.

BALANCE SHEETS

	December 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$210,508	$966,682
Prepaid expenses	1,146	-
Other receivables	193,042	193,042
Total current assets	404,696	1,159,724

Noncurrent assets
Equipment, net	48,078	-
Total Assets	$452,774	$1,159,724

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable	$5,402	$22,716
Accrued payroll	100,250	106,415
Accrued interest	247,858	151,709
Notes payable	340,000	384,708
Convertible notes payable	538,256	692,433
Derivative liability	1,756,192	5,159,248
Common stock payable	-	24,500
Total Current Liabilities	2,987,958	6,541,729

Total Liabilities	2,987,958	6,541,729

Stockholders' Deficit
Preferred stock: 2,011,000 authorized; $0.00001 par value;
Preferred A, 1,000,000 shares designated, 98,796 shares issued and outstanding	1	1
Preferred C, 1,000 shares designated, 20 shares issued and outstanding	-	-
Common stock: 10,000,000,000 authorized; $0.00001 par value 523,559,178 and 246,296,788 shares issued and outstanding, respectively	5,236	2,463
Additional paid in capital	34,159,973	33,498,025
Accumulated deficit	(36,700,394)	(38,882,494)
Total Stockholders' Deficit	(2,535,184)	(5,382,005)
Total Liabilities and Stockholders' Deficit	$452,774	$1,159,724

See accompanying notes to these audited financial statements.

F-17

MAPTELLIGENT, INC.

STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2022	2021

Revenue	$-	$-

Operating expenses
General and administrative	144,786	386,504
Professional fees	177,530	130,434
Compensation and payroll taxes	328,854	679,873
Total operating expenses	651,170	1,196,811

Net loss from operations	(651,170)	(1,196,811)

Other income (expense)
Interest expense	(442,394)	(546,062)
Gain on change in fair value of derivative liability	3,188,602	92,504,847
Gain on settlement of debt	87,062	907
Total other income (expense)	2,833,270	91,959,692

Income before income taxes	2,182,100	90,762,881
Provision for income taxes	-	-
Net income	$2,182,100	$90,762,881

Basic income per Common Share	$0.01	$0.69
Diluted income per Common Share	$(0.00)	$(0.00)
Basic weighted average number of common shares outstanding	382,160,349	132,026,785
Diluted weighted average number of common shares outstanding	3,563,690,139	782,023,527

See accompanying notes to these audited financial statements.

F-18

MAPTELLIGENT, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2022 and 2021

							Additional		Total
	Series A Preferred Stock		Series C Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance - December 31, 2020	98,796	$1	20	$-	23,712,522	$237	$23,709,863	$(129,645,375)	$(105,935,274)

Stock issued for cash	-	-	-	-	127,943,425	1,279	1,271,721	-	1,273,000
Stock issued for notes and interest conversion	-	-	-	-	72,372,320	724	6,215,995	-	6,216,719
Stock issued for settlement of debt - related party	-	-	-	-	1,281,787	13	1,873,727	-	1,873,740
Settlement of debt	-	-	-	-	-	-	173,746	-	173,746
Stock issued for compensation	-	-	-	-	6,150,000	62	68,438	-	68,500
Stock issued for compensation - related party	-	-	-	-	14,836,734	148	184,535	-	184,683
Net income	-	-	-	-		-	-	90,762,881	90,762,881
Balance - December 31, 2021	98,796	$1	20	$-	246,296,788	$2,463	$33,498,025	$(38,882,494)	$(5,382,005)

Stock issued for notes and interest conversion	-	-	-	-	272,187,390	2,722	258,217	-	260,939
Stock issued for accounts payable	-	-	-	-	225,000	2	1,798	-	1,800
Stock issued for compensation	-	-	-	-	2,450,000	25	8,675	-	8,700
Stock issued for stock payable	-	-	-	-	2,400,000	24	24,476	-	24,500
Relief of derivative liability on conversion of convertible notes	-	-	-	-	-	-	368,782	-	368,782
Net income	-	-	-	-		-	-	2,182,100	2,182,100
Balance - December 31, 2022	98,796	$1	20	$-	523,559,178	$5,236	$34,159,973	$(36,700,394)	$(2,535,184)

See accompanying notes to these audited financial statements.

F-19

MAPTELLIGENT, INC.

STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,182,100	$90,762,881
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt discount	331,204	430,868
Amortization of equipment	6,350	-
Stock based compensation	9,100	253,183
Change in fair value of derivative liability	(3,188,602)	(92,504,847)
Gain on settlement of debt	(87,062)	(907)
Changes in operating assets and liabilities:
Accounts payable	(15,514)	4,676
Accrued payroll	(6,165)	7,413
Accrued interest	109,989	115,249
Prepaid expenses	(1,146)	-
Common stock payable	-	30,550
Net Cash used in Operating Activities	(659,746)	(900,934)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to related party	-	(7,500)
Purchases of equipment	(54,428)	-
Net Cash used in Investing Activities	(54,428)	(7,500)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	-	1,247,950
Proceeds from convertible notes payable	70,000	455,000
Repayments on convertible notes payable	(12,000)	-
Debt to be settled	-	(84,406)
Proceeds from notes payable		195,000
Repayments on notes payable	(100,000)	-
Net Cash provided by Financing Activities	(42,000)	1,813,544

Net change in cash	(756,174)	905,110
Cash, beginning of period	966,682	61,572
Cash, end of period	$210,508	$966,682

Supplemental cash flow information
Cash paid for interest	$1,250	$-
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Conversion of notes payable and accrued interest to common stock	$260,939	$6,216,719
Common stock issued for stock payable	$24,500	$19,000
Common stock issued for payment of accounts payable	$1,800	$-
Derivative liability recognized as debt discounts	$238,339	$281,533
Settlement of debt - related party	$-	$173,746
Stock issued for settlement of related party debt	$-	$1,873,740

See accompanying notes to these audited financial statements.

F-20

MAPTELLIGENT, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 - DESCRIPTION OF BUSINESS:

The Company is a Nevada corporation, originally formed as a Utah corporation under the name State Cycle, Inc. on August 7, 1974. The Company re-domiciled to the state of Nevada and changed its name to X Rail Enterprises, Inc. on November 5, 2015, at which time its primary business changed from mining to rail transportation, passenger excursions, rail car construction and rail related operations and services. Effective November 4, 2017, the Company changed its name to Las Vegas Xpress, Inc. On April 13, 2020, the Company entered into an asset purchase agreement (the “Agreement”) with an entity affiliated with the Company’s CEO, whereby the Company would acquire certain intellectual property in connection with a planned change in business to assist first responders with data access and transfer in times of crisis using geospatial technology.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation:

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Revenue Recognition:

The Company recognizes revenue from the sale of services in accordance with ASC 606, “Revenue Recognition,” only when all of the following criteria have been met:

(i)	Identify the contract(s) with a customer;
(ii)	Identify the performance obligations in the contract(s);
(iii)	Determine the transaction price;
(iv)	Allocate the transaction price to the performance obligations in the contract(s);
(v)	Recognize revenue when the Company satisfies a performance obligation.

The Company did not engage in any revenue-generating activities during the years ended December 31, 2022 and 2021.

Risks and Uncertainties:

The Company operates in an industry that is subject to some competition and could have a materially adverse impact on the Company’s operations.

Use of Estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Amounts could materially change in the future.

Cash and Cash Equivalents:

The Company considers all highly liquid holdings with maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2022 and 2021, the Company had $110,403 and $866,627 in cash, respectively, and $100,105 and $100,055 of cash equivalents.

Basic and Diluted Income (Loss) Per Share:

In accordance with ASC 260, “Earnings per Share,” the basic income (loss) per common share is computed by dividing the net income (loss) available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings (loss) per share reflect per share amounts that would have resulted if potentially dilutive common stock equivalents had been converted to common stock.

F-21

Income Taxes:

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is not more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of December 31, 2022 and 2021, the Company has not established a liability for uncertain tax positions.

Share Based Payment:

The Company issues stock, options and warrants as share-based compensation to employees and non-employees.

The Company accounts for its share-based compensation to employees and non-employees in accordance with ASC 718. Stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

During the years ended December 31, 2022 and 2021, the Company incurred $9,100 ($400 gain on settlement for $8,700 net) and $253,183, respectively, in stock-based compensation to employees and consultants, for which it issued 2,450,000 and 20,986,734, respectively, shares of common stock.

Fair Value of Financial Instruments:

The Company follows ASC 820, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active; or directly or indirectly including inputs in markets that are not considered to be active;

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement

The following table summarizes fair value measurements by level, measured at fair value on a recurring basis:

December 31, 2022	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	$-	$-	$1,756,192	$1,756,192

December 31, 2021	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	$-	$-	$5,159,248	$5,159,248

F-22

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Equipment

Equipment, consisting of geospatial scanners and software is reported at cost less accumulated depreciation and impairment, if any. Depreciation expense is recognized over the assets’ estimated useful lives of five years using the straight-line method. Major additions and improvements are capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company has early adopted the ASU and determined that there has been no material impact to the financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company used net cash in operating activities of $659,746 for the year ended December 31, 2022, and had an accumulated deficit of $36,700,394 and a negative working capital of $2,583,262 as of December 31, 2022. Management believes that it will need additional equity or debt financing to be able to implement its business plan. Given the lack of revenue, capital deficiency and negative working capital, there is substantial doubt about the Company’s ability to continue as a going concern.

While we expect the impacts of COVID-19 may have an adverse effect on our business, financial condition and results of operations, we are unable to predict the extent or nature of these impacts at this time.

Management is attempting to raise additional equity and debt to sustain operations until it can market its services and achieve profitability. The successful outcome of future activities cannot be determined at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-23

NOTE 4 - EQUIPMENT

December 31, 2022			December 31, 2021
Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
$50,753	$(5,921)	$44,832	$-	$-	$-
3,675	(429)	3,246
$54,428	$(6,350)	$48,078	$-	$-	$-

Depreciation expense for the years ending December 31, 2022 and 2021, was $6,350 and $0, respectively.

NOTE 5 - NOTES PAYABLE

Notes payable

As of December 31, 2022 and 2021, the Company has notes payable as follows:

	December 31,	December 31,
	2022	2021

Notes payable	$340,000	$440,000
	340,000	440,000
Less debt discount	-	(55,292)
Total outstanding notes payable	$340,000	$384,708

During the years ended December 31, 2022 and 2021, the Company made repayments of $100,000 and $0, respectively, recorded debt discount amortization of $55,292 and $111,886, respectively, and interest expense of $50,170 and $49,907, respectively. As of December 31, 2022 and 2021, the Company had accrued interest of $101,668 and $51,498, respectively.

Notes payable issued in Fiscal year 2020

On December 10, 2020 (the “Closing Date”), the Company entered into a Securities Purchase Agreement (the “SPA”), pursuant to which the Company purchased two promissory notes, each with a principal amount of $220,000, for a total principal amount of $440,000. The first Note (“Initial Note”) was issued by the Company on the Closing Date and second Note was issued in February 2021. The Initial Note has an interest rate of 12% per annum and a maturity date of June 10, 2022. The Company received $195,000 from the Initial Note and recorded $25,000 as debt discount. In addition to the Initial Note, on the Closing Date, the Company issued a warrant (“Warrant”) to acquire 146,667 shares of Common Stock at an exercise price of $1.50 per share. The Warrant contains a cashless exercise provision and expires on the fifth anniversary of the Warrant’s issuance date. The Company identified conversion features embedded within warrants issued during the period ended December 31, 2020. The Company has determined that the conversion feature of the Warrants represents an embedded derivative since the conversion price includes a reset provision which could cause adjustments upon conversion. The Company accounted for the issuance of the Warrants as a derivative and recorded derivative liability of $92,400 as debt discount. During the year ended December 31, 2020, the Company recorded amortization of discount of $6,755. Any amount of Principal or Interest on the Initial Note which is not paid when due shall bear interest at the rate of the lesser of twenty-four percent (24%) per annum and the maximum amount permitted under law from the due date thereof until the same is paid. In October of 2022, the Initial Note was amended for payments to be made: $50,000 in October 2022, $50,000 in December 2022 and $120,000 plus all accrued interest in March 2023. As of December 31, 2022 the October payment was made, the December scheduled payment was not made and the Note is in default.

Notes payable issued in Fiscal year 2021

On February 10, 2021, the second note payable (“Second Note”), as part of the Securities Purchase Agreement entered into on the Closing Date was issued. The Second Note has an interest rate of 12% per annum and a maturity date of August 10, 2022. The Company received $195,000 and recorded $25,000 as debt discount. In addition, the Company issued a warrant to acquire 146,667 shares of Common Stock at an exercise price of $1.50 per share. The Company has determined that the conversion feature of the Warrants represents an embedded derivative since the conversion price includes a reset provision which could cause adjustments upon conversion. The Company accounted for the issuance of the Warrants as a derivative and recorded derivative liability of $31,533 as debt discount. During the year ended December 31, 2021, on the two notes the Company recorded total amortization of debt discount of $111,886. Any amount of Principal or Interest on the Second Note which is not paid when due shall bear interest at the rate of the lesser of twenty-four percent (24%) per annum and the maximum amount permitted under law from the due date thereof until the same is paid. In October of 2022, the Second Note was amended for payments to be made: $50,000 in October 2022, $50,000 in December 2022 and $120,000 plus all accrued interest in March 2023. As of December 31, 2022 the October payment was made, the December scheduled payment was not made and the Note is in default.

F-24

NOTE 6 - CONVERTIBLE NOTES PAYABLE

The Company has convertible notes payable as follows:

	December 31,	December 31,
	2022	2021

Promissory note, dated June 2, 2017, bearing interest of 4% annually, payable within a year	$18,260	$18,260
Promissory note, dated September 30, 2017, bearing 10% interest, payable on demand	-	12,000
Promissory note, dated January 5, 2018, bearing interest of 10% annually, payable on July 5, 2018	33,249	33,249
Promissory note, dated April 20, 2018, bearing interest of 12% annually, payable on April 20, 2019	50,000	50,000
Promissory note, dated April 30, 2018, bearing interest of 12% annually, payable on April 30, 2019	50,000	50,000
Promissory note, dated November 23, 2020, bearing interest of 10% annually, payable on November 23, 2021	200,000	200,000
Promissory note, dated February 12, 2021, bearing interest of 10% annually, payable on February 12, 2022	50,000	50,000
Promissory note, dated March 29, 2021, bearing interest of 10% annually, payable on March 29, 2022	100,000	100,000
Promissory note, dated August 2, 2021, bearing interest of 10% annually, payable on August 2, 2022	-	53,750
Promissory note, dated August 30, 2021, bearing interest of 10% annually, payable on August 30, 2022	-	38,750
Promissory note, dated October 14, 2021, bearing interest of 10% annually, payable on October 14, 2022	-	43,750
Promissory note, dated November 8, 2021, bearing interest of 10% annually, payable on November 8, 2022	-	43,750
Promissory note, dated December 27, 2021, bearing interest of 10% annually, payable on December 27, 2022	-	43,750
Promissory note, dated April 29, 2022, bearing interest of 10% annually, payable on April 29, 2023	12,750	-
Promissory note, dated July 14, 2022, bearing interest of 10% annually, payable on July 14, 2023	39,250	-
Convertible notes before debt discount	553,509	737,259
Less debt discount	(15,253)	(44,826)
Total outstanding convertible notes payable	$538,256	$692,433

During the years ended December 31, 2022 and 2021, the Company made principal payments of $12,000 and $0, respectively, and recognized interest expense of $61,070 and $49,907 and amortization of debt discount, included in interest expense, of $275,912 and $318,982, respectively.

During the year ended December 31, 2022 and 2021 we had $2,651 and $0, respectively, of accrued interest recorded as a gain on settlement of debt. As of December 31, 2022 and 2021, the Company recorded accrued interest of $146,190 and $100,210, respectively.

Conversion

During the year ended December 31, 2022, the Company converted convertible note principal of $249,750 and accrued interest of $11,189 for total debt of $260,939 into 272,187,390 shares of common stock. The corresponding derivative liabilities at the dates of conversion of $452,793, of which $84,011 was included in gain on settlement of debt in the statement of operations and statement of cash flows, were settled through additional paid in capital.

The Company has entered into various convertible notes with variable conversion rates that create derivative liabilities. A description of outstanding convertible notes payable is as follows:

F-25

Promissory Notes - Issued in fiscal year 2017

During the year ended December 31, 2017, the Company issued a total of $265,900 of notes with the following terms:

•	Terms ranging from 9 months to 12 months. Certain note is due on demand.
•	Annual interest rates of 4% - 12%.
•	Convertible at the option of the holders at issuance.
•	Conversion prices are typically based on the discounted (35 - 50% discount) lowest trading prices of the Company’s shares during various periods prior to conversion, the closing sale price.
•	Certain notes are currently in default. Default interest rates are 24%.

Promissory Notes - Issued in fiscal year 2018

During the year ended December 31, 2018, the Company issued a total of $325,000 of notes with the following terms:

•	Terms ranging from 6 months to 12 months.
•	Annual interest rates of 8% - 12%.
•	Convertible at the option of the holders at issuance.
•

Conversion prices are typically based on the discounted (25 - 50% discount) average closing prices or lowest trading prices of the Company’s shares during various periods prior to conversion. Certain note has a fixed conversion price of $0.0001.

•	Notes are currently in default. Default interest rates are 24%.

Promissory Notes - Issued in fiscal year 2020

During the year ended December 31, 2020, the Company issued a note of $100,000 with the following terms:

•	Term is 12 months.
•	Annual interest rate of 10%.
•	Convertible at the option of the holders at issuance.
•	Conversion price is the lesser of a) $0.40 or b) 50% of the lowest Trading Price during 20 trading days

During the year ended December 31, 2021, the Company issued an additional tranche of $100,000.

Promissory Notes - Issued in fiscal year 2021

During the year ended December 31, 2021, the Company issued a total of $373,750 in notes with the following terms:

•	Term is 12 months.
•	Annual interest rate of 10%.
•	Convertible at the option of the holders at issuance.
•	Conversion price is the lesser of a) $0.10 or b) 50% of the lowest Trading Price during 20 trading days or Conversion price is 65% of the lowest Trading Price during 10 trading days.

The notes include original issue discounts and financing costs of $18,750 and the Company received cash of $355,000.

Promissory Notes - Issued in fiscal year 2022

During the year ended December 31, 2022, the Company issued a total of $78,000 in notes with the following terms:

•	Term is 12 months.
•	Annual interest rate of 10%.
•	Convertible at the option of the holders at issuance.
•	Conversion price is 65% of the lowest Trading Price during 10 trading days.

The notes include original issue discounts and financing costs of $8,000 and the Company received cash of $70,000.

F-26

Derivative liabilities

The Company determined that the exercise feature of the warrants met the definition of a liability in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock. The Company bifurcates the embedded conversion option in the notes once the notes become convertible and account for it as a derivative liability. The fair value of the warrants was recorded as a debt discount being amortized to interest expense over the term of the note.

The Company assessed its convertible notes in accordance with ASC 815 and determined there were derivative liabilities associated with the convertible notes when they become convertible.

The Company valued the conversion features using the Black Scholes valuation model. The fair value of the derivative liability for all the notes and warrants that became convertible for the year ended December 31, 2022 amounted to $305,707. $238,339 of the value assigned to the derivative liability was recognized as a debt discount to the notes while the balance of $67,368 was recognized as a “day 1” derivative loss. The fair value of the derivative liability for all the notes and warrants that became convertible for the year ended December 31, 2021 amounted to $606,699. $250,000 of the value assigned to the derivative liability was recognized as a debt discount to the notes while the balance of $356,699 was recognized as a “day 1” derivative loss.

NOTE 7 - WARRANTS

During the year ended December 31, 2021, the Company issued 146,667 warrants with an exercise price of $1.50 per common share, for a period of 5 years (Note 5).

The Company determined that the warrants qualify for derivative accounting as a result of the reset feature, which led to no explicit limit to the number of shares to be delivered upon future settlement of the conversion options.

The following summarizes the Company’s warrant activity:

		Weighted average	Weighted average
	Warrants	exercise price	remaining life (Year)
Outstanding - December 31, 2020	146,667	$1.50	4.95

Granted	146,667	1.50	5.00
Outstanding - December 31, 2021	293,334	$1.50	4.03

Granted	-	-	-
Outstanding - December 31, 2022	293,334	$1.50	3.03

The intrinsic value of the warrants as of December 31, 2022 is $0. All of the outstanding warrants are exercisable as of December 31, 2022.

NOTE 8 - DERIVATIVE INSTRUMENTS

The Company analyzed the conversion options in its convertible notes and warrants for derivative accounting consideration under ASC 815, Derivatives and Hedging, and determined that the instrument should be classified as a liability since the discounted variable-rate conversion option becomes effective at issuance resulting in there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options.

Fair Value Assumptions Used in Accounting for Derivative Liabilities.

ASC 815 requires we assess the fair market value of derivative liability at the end of each reporting period and recognize any change in the fair market value as other income or expense item.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of December 31, 2022. The Black-Scholes model requires six basic data inputs: the exercise or strike price, expected time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each convertible note is estimated using the Black-Scholes valuation model.

F-27

The estimated fair values of the liabilities measured on a recurring basis are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Expected life in years	0.82 - 3.37 years	0.12 - 5 years
Stock price volatility	161% - 1,007%	135% - 1,456%
Discount rate	0.97% - 4.25%	0.04% - 1.26%
Expected dividends	None	None

The following table summarizes the changes in the derivative liabilities:

Fair Value Measurements Using Significant Observable Inputs (Level 3)

Balance - December 31, 2020	$102,361,488

Addition of new derivatives recognized as debt discounts	281,533
Addition of new derivatives recognized as loss on derivatives	356,699
Settled upon conversion of debt	(4,978,926)
Gain on change in fair value of the derivative	(92,861,546)
Balance - December 31, 2021	$5,159,248

Addition of new derivatives recognized as debt discounts	238,339
Addition of new derivatives recognized as loss on derivatives	67,368
Settled upon conversion of debt	(452,793)
Gain on change in fair value of the derivative	(3,255,970)
Balance - December 31, 2022	$1,756,192

The aggregate gain on derivatives was as follows:

	December 31,	December 31,
	2022	2021
Addition of new derivatives recognized as loss on derivatives	$67,368	$356,699
Change in fair value of the derivative	(3,255,970)	(92,861,546)
Net aggregate gain	$(3,188,602)	$(92,504,847)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company takes exemption from ASC 842, “Leases,” as it rents an office at 2831 St. Rose Pkwy, Henderson, Nevada on month-to-month basis for $75 a month.

Litigation

On July 15, 2022, the Company filed a lawsuit with the Eight Circuit District Court in Clark County, Nevada, naming Albert Koenigsberg and Geocommand, Inc. as defendants. The Company is seeking relief for breach of contract, breach of the covenant of good faith and fair dealing, conversion, unjust enrichment, and breach of fiduciary duty. The Company’s allegations include, among other claims, that Mr. Koenigsberg, during his prior time as an executive of the Company, utilized unauthorized funds, entered into improper agreements, and unaccounted for the Company’s finances.

On or about December 30, 2022, the Company was successful in obtaining a judgment against Geocommand, solely, for the principal sum of $43,500 plus interest and fees of $13,821 for total judgment of $57,321.  Due to the inherent uncertainties in litigation proceedings, the Company will recognize the income from the judgment once the proceeds are received, in accordance with ASC 450, Contingencies. While the Company believes it will prevail in the Koenigsberg portion of the case before the court, no assurances can be made as to the final outcome.

F-28

NOTE 10 - EQUITY

Authorization of Common and Preferred Stock

The Company is authorized to issue 10,000,000,000 shares of common stock and 1,000,000 shares of preferred A (each share convertible on one for one base for common stock, no voting rights), 10,000 shares of preferred A-2 (each share convertible into four times the sum of all shares of common stock issued and outstanding with the same voting rights), 1,000,000 shares of preferred B (each share convertible into 10 shares of common stock and has 10 votes for any election) and 1,000 shares of preferred C (each share is not convertible and has voting rights equal to four times the sum of total common stock shares issued and outstanding plus the total number of series B, A and A-2 that are issued and outstanding).

Preferred A Stock

As of December 31, 2022 and 2021, 98,796 shares of the Company’s Preferred A Stock were issued and outstanding.

Preferred C Stock

As of December 31, 2022 and 2021, 20 shares of the Company’s Preferred C Stock were issued and outstanding.

Common Stock

During the year ended December 31, 2022, the Company issued 277,262,390 common shares as follows:

•	272,187,390 shares of common stock for conversion of debt of $260,939.
•	4,850,000 shares of common stock for current year compensation (2,450,000 shares) of $8,700 and stock payable for prior year compensation (2,400,000 shares) of $24,500.
•	225,000 shares of common stock for payment of accounts payable of $1,800.

Stock Payable

As of December 31, 2022 and 2021, the Company reported stock payable of $0 and $24,500, respectively, which is 0 and 2,400,000 shares to be issued, respectively.

NOTE 11 - NET INCOME (LOSS) PER COMMON SHARE

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the periods. Diluted net income per common share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of convertible preferred stock and convertible notes that are computed using the if-converted method, and outstanding warrants that are computed using the treasury stock method. Antidilutive stock awards consist of stock options that would have been antidilutive in the application of the treasury stock method.

	Years Ended
	December 31,
	2022	2021
Numerator:
Net income (loss)	$2,182,100	$90,762,881
(Gain) loss on change in fair value of derivatives	(3,188,602)	(92,504,847)
Interest on convertible debt	61,070	65,342
Net income (loss) - diluted	$(945,432)	$(1,676,624)

Denominator:
Weighted average common shares outstanding	382,160,349	132,026,785
Effect of dilutive shares	3,181,529,790	649,996,742
Diluted	3,563,690,139	782,023,527

Net income (loss) per common share:
Basic	$0.01	$0.69
Diluted	$(0.00)	$(0.00)

F-29

For the years ended December 31, 2022 and 2021, the convertible instruments and warrants are anti-dilutive and therefore, have been excluded from earnings (loss) per share.

NOTE 12 - INCOME TAXES

The Company accounts for income taxes under ASC 740 “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The deferred tax assets of the Company relate primarily to operating loss carryforwards for federal income tax purposes. A full valuation allowance for deferred tax assets has been provided because the Company believes it is more likely than not that the deferred tax asset will be realized. Realization of deferred tax assets is dependent on the Company generating sufficient taxable income in future periods.

The Company periodically evaluates its tax positions to determine whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of December 31, 2022 and 2021, the Company has not established a liability for uncertain tax positions.

Any uncertain tax positions would be related to tax years that remain open and subject to examination by the relevant tax authorities. The Company has no liabilities related to uncertain tax positions or unrecognized benefits as of December 31, 2022 or 2021. The Company has not accrued for interest or penalties associated with unrecognized tax liabilities.

As of December 31, 2022, the Company had net operating loss carry forwards of approximately $16 million, which may be available to offset future taxable income for tax purposes. This carry forward may be limited upon the ownership change under IRC Section 382.

The Components of the deferred tax asset at December 31, 2022 and 2021 are as follows:

	2022	2021
Net Operating loss carry forward	$3,304,000	$3,164,000
Valuation allowance	(3,304,000)	(3,164,000)
Total deferred tax asset	$-	$-

A reconciliation of the effective Federal tax expense to the amount derived by applying the Federal Statutory rate to pretax loss for 2022 and 2021:

	2022	2021
Pretax loss(income) at Federal Statutory rate of 21%	$(458,000)	$(19,060,000)
Non-deductible differences	598,000	19,282,000
Change in valuation allowance	(140,000)	(222,000)
Net tax expense (benefit)	$-	$-

The tax years from 2015 forward are open for examination by the Internal Revenue Service.

F-30

NOTE 13 – OTHER RECEIVABLES

During the year ended December 31, 2020 the Company issued 4,835,420 shares of commons stock for $716,242, of which the Company received cash of $467,900 and a promissory note receivable from a former officer of $248,342. During the year ended December 31, 2020, $11,600 was transferred to the Company, $78,479 was used for payments of operating expenses, and $6,221 was used to settle debt with former related parties. As of December 31, 2022 and 2021, the former officer was not considered a related party and the Company recorded a note receivable of $152,042, which is due on demand and bears no interest.

As of December 31, 2022 and 2021, the Company had a short-term loan due from a former related party of $41,000 and $41,000, respectively. The short-term loan is non-bearing interest and due on demand.

	December 31,	December 31,
	2022	2021
Note receivable	$152,042	$152,042
Short-term loan receivable, net	41,000	41,000
Total other receivables	$193,042	$193,042

NOTE 14 - SUBSEQUENT EVENTS

The Company analyzed events occurring subsequent to December 31, 2022 through the date these financial statements were issued and noted the following items requiring disclosure:

On January 19, 2023, $6,150 of principle of a convertible note was converted at $0.00026 to 23,653,846 common shares.

F-31

EXHIBITS

Exhibit No.	Description
2.1@	Articles of Incorporation
2.2*	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Registration Statement on Form S-1 filed June 14, 2017)
2.2.1@	Certificate of Amendment to Articles of Incorporation filed May 17, 2018.
2.2.2@	Certificate of Amendment to Articles of Incorporation filed September 1, 2020.
2.3*	By-Laws of the Company (incorporated by reference to Registration Statement on Form 8-A 12G filed November 30, 2017)
4.1@	Form of Subscription Agreement
6.1*	Letter agreement between the Company and BGR Government Affairs, LLC (incorporated by reference to Registration Statement on Form S-1 filed June 14, 2017)
6.2*	Form of Share Exchange Agreement between the Company and shareholder of Las Vegas Railway Express, Inc. (incorporated by reference to Registration Statement on Form S-1 filed on June 14, 2017)
6.3*	Convertible note with East Shore Equities, LLC, dated June 2, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.4*	Convertible note with Cardio Infrared Technologies, Inc., dated September 30, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.5*	Convertible note with Power Up Lending Group LTD, dated November 1, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.6*	Convertible note with EMA Financial, LLC, dated November 27, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.7*	Convertible note with Adar Bays, LLC, dated December 18, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.8*	Convertible note with Auctus Fund, LLC, dated December 20, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.9*	Convertible note with Power Up Lending Group LTD, dated December 21, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.10*	Employment agreement with Michael Barron dated December 15, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.11*	Employment agreement with Wanda Witoslawski dated December 15, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.12*	Employment agreement with Joseph Cosio-Barron dated December 15, 2017 (incorporated by reference to Form 10-K filed April 2, 2018)
6.13*	Convertible note with BGR Government Affairs, LLC, dated April 30, 2018 (incorporated by reference to Form 10-K filed April 15, 2019)
6.14*	Convertible note with Albee There Too, LP, dated April 20, 2018 (incorporated by reference to Form 10-K filed April 15, 2019)
6.15*	Convertible note with L2 Capital, LLC, dated April 17, 2018 (incorporated by reference to Form 10-K filed April 15, 2019)
6.16*	Convertible note with GPL Ventures LLC, dated January 5, 2018 (incorporated by reference to Form 10-K filed April 15, 2019)
6.17*	Convertible note with Power Up Lending Group LTD, dated November 14, 2018 (incorporated by reference to Form 10-K filed April 15, 2019)
6.18*	Reseller Agreement, dated March 22, 2021, by and between GeoCommand, Inc. and Maptelligent, Inc (incorporated by reference to Form 8-K filed March 26, 2021)
6.19*	Settlement Agreement, dated March 30, 2021, by and between GeoCommand, Inc., Albert Koenigsberg and Maptelligent, Inc. (incorporated by reference to Form 10-K filed April 15, 2021)
11.1@	Pinnacle Accountancy Group of Utah, Independent Registered Public Accounting Firm
11.2@	Consent of Newlan Law Firm, PLLC (see Exhibit 12.1)
12.1@	Opinion of Newlan Law Firm, PLLC

________________________________________

* Incorporated by reference, as indicated.

@ Filed previously

35

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on March 13, 2024.

MAPTELLIGENT, INC.

By:	/s/ Joseph A. Cosio-Barron
Joseph A. Cosio-Barron
President and CEO

                This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Joseph A. Cosio-Barron	March 13, 2024
Joseph A. Cosio-Barron
President, CEO [Principal Executive Officer]
And Director

By:	/s/ Richard Ziccardi	March 13, 2024
Richard Ziccardi
Chief Financial Officer [Principal Accounting Officer]
and Director

By:	/s/ Glenn Corso	March 13, 2024
Glenn Corso
Director

36